EXHIBIT 10.13

                                                   EXECUTION COPY



                    STOCK PURCHASE AGREEMENT

                   Dated as of August 16, 2004

                              among

                           __________

                             BUYER:

                   Bio-Rad Laboratories, Inc.

                           __________



                               AND

                         _______________

                            SELLERS:

                        THE SHAREHOLDERS
                          NAMED ON THE
                     SIGNATURE PAGES HEREOF



                    RELATING TO THE STOCK OF

                        ________________

                            COMPANY:

                   MJ GeneWorks, Incorporated

                         _______________


Legend:
[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

                        TABLE OF CONTENTS

                                                             Page


ARTICLE I. DEFINITIONS                                        1
  1.1  Defined Terms                                          1
  1.2  Other Defined Terms                                    8
ARTICLE II. PURCHASE AND SALE OF STOCK                        9
  2.1  Purchase and Sale of Stock                             9
  2.2  Indemnification Escrow                                 11
ARTICLE III.  POST-CLOSING MATTERS                            11
  3.1  Post-Closing Calculations                              11
  3.2  Closing Costs; Transfer Taxes                          13
  3.3  The Deferred Purchase Price                            13
ARTICLE IV.  CLOSING                                          14
  4.1  Closing                                                14
  4.2  Deliveries at Closing                                  14
  4.3  Other Closing Transactions                             14
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE
           SUBJECT COMPANIES AND THE SHAREHOLDERS             15
  5.1. Organization; Capitalization                           15
  5.2  Authorization                                          16
  5.3  Title to Assets                                        16
  5.4  Intellectual Property Rights                           17
  5.5  Facility Leases                                        18
  5.6  Contracts and Commitments                              19
  5.7  No Conflict of Violation                               21
  5.8  Financial Statements                                   21
  5.9  Absence of Certain Changes or Events                   22
  5.10 Liabilities                                            24
  5.11 Accounts Receivable                                    24
  5.12 Inventories                                            25
  5.13 Litigation                                             25
  5.14 Labor Matters                                          25
  5.15 Compliance with Law; Permits                           26
  5.16 Tax Matters                                            26
  5.17 Severance Arrangements                                 28
  5.18 Insurance                                              28
  5.19 Purchase Commitments and Outstanding Bids              29
  5.20 Reserved                                               29
  5.21 Customers and Suppliers                                29
  5.22 Bank Accounts                                          29
  5.23 Environmental Matters                                  29
  5.24 Employee Benefit Plans                                 32
  5.25 No Brokers                                             35

  5.26 No Other Agreements to Sell the Assets or Capital Stock
    of such Subject                                          35
  5.27 Material Misstatements Or Omissions                   35
  5.28 Reserved                                              35
  5.29 Product Returns, Product Liability
    and Product Warranty                                     35
  5.30 Line of Credit                                        35
ARTICLE VI. REPRESENTATIONS AND WARRANTIES AND
            COVENANTS OF BUYER                               36
  6.1 Organization of Buyer                                  36
  6.2 Authorization                                          36
  6.3 No Conflict or Violation                               36
  6.4 Consents and Approvals                                 36
  6.5 Buyer Knowledge of Breach                              36
  6.6 Reserved                                               36
  6.7 Canadian Employees                                     36
  6.8 Bankruptcy                                             36
  6.9 Facility Side Letters; Simson Agreement; Etc.          36
ARTICLE VII. COVENANTS OF THE SUBJECT COMPANIES,
             THE SHAREHOLDERS AND BUYER                      38
  7.1  Maintenance of Business Prior to Closing              38
  7.2  Reserved                                              38
  7.3  Environmental                                         38
  7.4  Consents and Commercially Reasonable Efforts          39
  7.5  Financial Statements                                  39
  7.6  Employee Matters                                      39
  7.7  Reserved                                              39
  7.8  No Mergers, Consolidations, Sale of Stock, Etc.       39
  7.9  Litigation Escrow                                     40
  7.10 Reserved                                              40
  7.11 Line of Credit                                        40
  7.12 Shareholders' Loans                                   40
  7.13 Confidentiality                                       40
  7.14 Section 338(h)(10) Election; 2004 Stockholder Tax
        Liability                                            41
  7.15 Reserved                                              43
  7.16 Filings                                               43
  7.17 401(k) Plan                                           43
  7.18 Colonnade Apartment                                   43
  7.19 Additional Transfer of Assets                         44
  7.20 Jeanette Finney                                       45
ARTICLE VIII.CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS     46
  8.1  Representations, Warranties and Covenants             46
  8.2  Consents                                              46
  8.3  No Governmental Proceedings of Litigation             46
  8.4  Opinion of Counsel                                    46
  8.5  Certificates                                          46
  8.6  Consulting Agreements                                 46

ARTICLE IX.  CONDITIONS TO BUYER'S OBLIGATIONS                46
  9.1  Representations, Warranties and Covenants              47
  9.2  Consents                                               47
  9.3  No Governmental Proceedings or Litigation              47
  9.4  Opinion of Counsel                                     47
  9.5  Certificates                                           47
  9.6  Reserved                                               48
  9.7  Reserved                                               48
  9.8  Escrow Agreements                                      48
  9.9  Consulting Agreements                                  48
  9.10 Reserved                                               48
  9.11 Reserved                                               48
  9.12 Tax Matters                                            48
  9.13 Endorsement of Loans                                   48
  9.14 Financial Statements                                   48
ARTICLE X. COVENANT NO TO COMPETE                             48
ARTICLE XI.  ACTIONS BY THE SHAREHOLDERS AND BUYER
             AFTER THE CLOSING                                50
  11.1 Books and Records                                      50
  11.2 Survival of Representations, Etc.                      50
  11.3 Indemnifications                                       51
  11.4 Further Assurances                                     53
ARTICLE XII. MISCELLANEOUS                                    54
  12.1 Termination                                            54
  12.2 Assignment                                             54
  12.3 Notices; Transfer of Funds                             54
  12.4 Choice of Law; Service of Process                      55
  12.5 Entire Agreement; Amendments and Waivers               56
  12.6 Multiple Counterparts                                  56
  12.7 Expenses                                               56
  12.8 Invalidity                                             56
  12.9 Titles                                                 56
  12.10 Publicity                                             56
  12.11 Burden and Benefit                                    56
  12.12 Cumulative Remedies                                   56

EXHIBITS
   Exhibit 2.2(a) - Indemnification Escrow Agreement
   Exhibit 4.3(c) - Consulting Agreement
   Exhibit 4.3(d) - Facility Side Letters
   Exhibit 6.8 - Common Interest - Confidentiality Agreement
   Exhibit 7.19 - Severance Escrow Agreement
   Exhibit 8.4 - Opinion of Counsel - Buyer
   Exhibit 9.4 - Opinion of Counsel - Seller
   Exhibit 11.3 - Simson Letter Agreement

                    STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT dated as of August 16, 2004 by and among BIO-RAD LABORATORIES, INC., a Delaware corporation ("Buyer"), MJ GENEWORKS, INCORPORATED, a Wisconsin corporation ("MJ GeneWorks"); and together with its subsidiaries MJ Research, Incorporated, a Massachusetts corporation ("MJ Research"), MJ BioWorks, Inc., a Delaware corporation ("MJ BioWorks"), and MJ Japan, K.K., a Japanese company ("MJ Japan"), sometimes referred to herein each as a "Subject Company" and collectively as the "Subject Companies"), and MICHAEL J. FINNEY and JOHN D. FINNEY (individually, a "Shareholder," and collectively, the "Shareholders").

                            RECITALS

          A. MJ Research, MJ BioWorks and MJ Japan are wholly-owned subsidiaries of MJ GeneWorks.

          B. Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the issued and outstanding capital stock of MJ GeneWorks (and thus indirectly all of the issued and outstanding capital stock of MJ Research, MJ BioWorks and MJ Japan) on the terms and conditions contained herein (the "Acquisition").

          C.   In connection with the Acquisition, the
Shareholders are willing to be bound by a covenant not to compete with Buyer, on the terms and subject to the conditions contained herein.

          D.   In connection with the Acquisition, the
Shareholders are willing to indemnify Buyer, and Buyer is willing to indemnify the Shareholders, against certain liabilities they may incur as a result of the Acquisition, on the terms and subject to the conditions contained herein.

                            AGREEMENT

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE I.

                           DEFINITIONS

          1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

          "2003 Balance Sheet Date" shall mean as at December 31,
2003.

          "2003 Balance Sheet" shall mean the unaudited balance sheets of the Subject Companies as at the 2003 Balance Sheet
Date.

          "2003 Financial Statements" shall mean the 2003 Balance
Sheet and the unaudited statements of income, retained earnings and cash flows of the Subject Companies for the period ended
December 31, 2003.

          [**]

          [**]

          [**]







          "Assets" shall mean, with respect to each Subject Company, all of such Subject Company's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by such Subject Company or in which such Subject Company has any interest whatsoever, including without limitation, the following:

          (a) accounts and notes receivable, refunds or deposits and prepaid expenses (including, without limitation, any prepaid insurance premiums) of such Subject Company;

          (b)  cash and cash equivalents of such Subject Company;

          (c)  all Contract Rights of such Subject Company;

          (d)  all Leasehold Estates of such Subject Company;

          (e)  all Leasehold Improvements of such Subject Company;

          (f)  all Fixtures and Equipment of such Subject Company;

          (g)  all Inventory of such Subject Company;

          (h)  all Books and Records of such Subject Company;

          (i)  all Intellectual Property Rights of such Subject Company;


[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

          (j)  all Claims of such Subject Company;

          (k) the Insurance Policies of such Subject Company to the extent Buyer desires such policies to be assigned; and

          (l)  all Permits of such Subject Company.

          "Bankruptcy Proceeding" shall mean the Chapter 11 bankruptcy proceeding of MJ Research taking place before the Bankruptcy Court in Reno, Nevada.

          "Books and Records" shall mean, with respect to each Subject Company, all records pertaining to such Subject Company, including, without limitation, all corporate books and records of such Subject Company.

          "Business" shall mean (a) the design, manufacture, direct sales and distribution through third parties of (i) instrumentation used for thermal cycling or real time PCR nucleic acid detection, and (ii) other instrumentation generally incorporating thermal cyclers together with florescence detection systems or similar optical scanning technologies; and (b) the development, manufacturing and licensing of DNA polymerase reagents used for the PCR process, or DNA polymerase reagents used for the detection of real time PCR reaction, but in all events shall not include any of the following activities:

               (1) The businesses in which Orion Genomics is currently engaged or in which it has firm plans to engage, which shall be limited to: reagents, methods and services relating to DNA methylation in the research, agriculture, and diagnostic markets, even though those might make use of (provided that they do not design, manufacture, sell, or distribute) thermal cyclers and real time thermal cyclers, and (provided they do not design or manufacture) DNA polymerase reagents for real-time PCR detection.

               (2) The businesses in which Cardinal Diagnostics is currently engaged or in which it has firm plans to engage, which shall be limited to: computerized methods and software for DNA-based diagnostics, including licensing of intellectual property rights concerning such methods and software; as well as licensing of such intellectual property rights as may be acquired in the future by Cardinal.

               (3) The businesses in which Geneworks Pty. Ltd. is currently engaged or in which they have firm plans to engage, which shall be limited to: commercial oligonucleotide synthesis; the importation into Australia or New Zealand and/or resale of equipment and supplies for the biological sciences in those countries, including reagents, but with respect to equipment for PCR and real-time PCR, including equipment manufactured by or for a Subject Company, only until the termination or expiration of the Distribution Agreement dated June 1, 2003 by and between GeneWorks Pty. Ltd. and MJ Research.

               (4)  The businesses in which ActivBiotics is
currently engaged or in which it has firm plans to engage, which shall be limited to: drug discovery, testing, licensing, and marketing.

               (5) The businesses in which ManifesTech, Inc. is currently engaged or in which it has firm plans to engage, which shall be limited to: inventory control for medical devices and similar items.

          "Claims" shall mean, with respect to each Subject Company, all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any person or entity arising out of or relating to the Assets of such Subject Company or relating to such Subject Company.

          "COBRA" shall mean the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

          "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

          "Contract" shall mean, with respect to each Subject Company, any of the agreements, contracts, Leases, notes, loans, evidence of indebtedness, purchase orders, letters of credit, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, binding purchase and sales orders, binding quotations and other executory commitments to which such Subject Company is a party or to which any of its Assets are subject, whether oral or written, express or implied, including, without limitation, those described in Schedule 5.6.

          "Contract Rights" shall mean, with respect to each Subject Company, all of such Subject Company's rights and obligations under the Contracts of such Subject Company.

          "Disclosure Schedule" shall mean a schedule to this Agreement, together with the Statement of Financial Affairs and the Schedule of Assets and Liabilities, which sets forth the exceptions to the representations and warranties contained in
Article V hereof and certain other information called for by
Article V hereof and other provisions of this Agreement or any Other Transaction Document. Unless otherwise specified, each reference in this Agreement or in any Other Transaction Document to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule. For purposes of this Agreement and the Other Transaction Documents, the "Disclosure Schedules" shall mean the Disclosure Schedules attached to this Agreement and the Statement of Financial Affairs and the Schedule of Assets and Liabilities as of the execution of this Agreement except as otherwise agreed to in writing by the Buyer and the Shareholders. A disclosure made in any Disclosure Schedule shall be deemed to be a disclosure for the purpose of each other relevant Disclosure Schedule, provided that such disclosure must be reasonably apparent as a disclosure relating to such other Disclosure Schedule.

          "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties.

          "Facilities" shall mean, with respect to each Subject Company, the plants, offices, manufacturing facilities, stores, warehouses, administration buildings, and all other real property and related facilities that are identified or listed under such Subject Company's name on Schedule 5.5.

          "Facility Leases" shall mean, with respect to each Subject Company, all of the Leases of Facilities listed under such Subject Company's name on Schedule 5.5.

          "Fixtures and Equipment" shall mean, with respect to each Subject Company, all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies, Vehicles and other tangible personal property owned by such Subject Company or used by or held for use by such Subject Company in its business as of the 2003 Balance Sheet Date plus all additions, replacements or deletions thereof since the 2003 Balance Sheet Date in the ordinary course of such Subject Company's business.

          "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

          "Insurance Policies" shall mean, with respect to each Subject Company, the insurance policies relating to the Assets of such Subject Company or relating to such Subject Company listed under such Subject Company's name on Schedule 5.18.

          "Inventory" shall mean, with respect to each Subject Company, (a) all of such Subject Company's inventories within the Facilities of such Subject Company held for resale or lease in the ordinary course of such Subject Company's business to its customers, (b) all of such Subject Company's inventories of computers and other equipment that are leased to and in the possession of such Subject Company's customers, (c) all office supplies and similar materials of such Subject Company located in the Facilities of such Subject Company, and (d) all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, employee uniforms and similar items of such Subject Company, in the Facilities of such Subject Company or wherever otherwise located.

          "Joint Defense Agreement" means the Joint Defense and
Prosecution Agreement, dated as of May 20, 2004, by and among MJ
Research, Michael Finney and John Finney and their counsel, and Buyer and its counsel.

          "Knowledge" or "known", whether or not capitalized, when used in connection with MJ GeneWorks, shall mean the knowledge, after reasonable inquiry, of John Finney, Michael Finney, Michael Mortillaro, Peter Vander Horn, Sam Peper, Mark Lynch and Jennifer Tweet and Paul Lariviere.

           "Leasehold Estates" shall mean, with respect to each Subject Company, all of such Subject Company's rights and obligations as lessee under the Leases of such Subject Company listed on the Disclosure Schedule.

          "Leasehold Improvements" shall mean, with respect to each Subject Company, all of such Subject Company's leasehold improvements situated in or on the property leased under the Leases of such Subject Company.

          "Leases" shall mean, with respect to each Subject Company, all of the leases and subleases of such Subject Company listed under such Subject Company's name on the Disclosure Schedule and all other leases and subleases relating to the Assets of such Subject Company that are not required to be scheduled pursuant to this Agreement.

          "Litigation Matters" shall mean the[**], the Senior Executive Dispute, the Qui Tam Dispute and the Simson
Litigation, and any of them.

          "Material Adverse Effect" shall mean, with respect to the Subject Companies taken as a whole, a material adverse effect on (i) the business, operations, Properties, Assets, liabilities or financial condition of the Subject Companies taken as a whole or (ii) the right or ability of MJ GeneWorks to consummate the transactions contemplated hereby; provided that "Material Adverse Effect" specifically excludes any change relating to the [**] the Qui Tam Dispute or the Bankruptcy Proceeding.

          "Other Transaction Documents" means each of the following documents, including, without limitation, the attachments and schedules thereto:

          (a)  Litigation Escrow Agreement;

          (b)  Indemnification Escrow Agreement;

          (c)  Facility Side Letters;

          (d)  Endorsement Allonges;

          (e)  Consulting Agreement (John Finney);

          (f)  Consulting Agreement (Michael Finney);

          (g)  Joint Defense Agreement; and

          (i)  Side Letter.

          "Permits" shall mean, with respect to each Subject
Company, all licenses, permits and other governmental authorizations necessary to carry on the business of such Subject
Company as currently operated or as such Subject Company proposes, prior to the Closing Date, to presently operate.

          "Person" means a natural person or any association, relationship or artificial person or entity through or by means of which an enterprise or activity may be conducted, including a corporation (whether for-profit or not-for-profit), partnership (whether general or limited), limited liability company, professional association or corporation, joint venture, estate, trust, cooperative, association, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or governmental body.

          "Product Liability/Warranty Claims" shall mean product liability claims and product warranty claims made against a Subject Company for products sold, or services rendered, by such Subject Company prior to the Closing.

          [ ** ]


 [**] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

          [ ** ]

          "Qui Tam Dispute" shall mean the proceeding entitled
United States ex rel. MJ Research, Inc. v. Applera Corp., et al.,
Case No. CV 03-5429 MRP (Ex) (C.D. Cal.), Appeal No. 03-57229
(9th Cir.).

          "Roche" shall mean Roche Molecular Systems, Inc.

          "Schedule of Assets and Liabilities" shall mean the schedule of assets and liabilities filed by MJ Research in the Bankruptcy Proceeding, as amended, including as amended by
Schedule 1.1-A.

          "Side Letter" means that certain Side Letter executed on the date hereof by and among Buyer, the Subject Companies and the Shareholders.

          "Statement of Financial Affairs" shall mean the statement of financial affairs, dated May 7, 2004.

          "Subsidiary" shall mean, with respect to each Subject Company, (i) any corporation in an unbroken chain of corporations beginning with such Subject Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporation in such chain; (ii) any partnership in which such Subject Company is a general partner; or (iii) any partnership in which such Subject Company possesses a 50% or greater interest in the total capital or total income of such partnership.

          "Tax" or "Taxes" shall mean, with respect to each Subject Company, all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which such Subject Company may be liable.

          "Vehicles" shall mean, with respect to each Subject
Company, all automobiles and other vehicles owned or leased by such Subject Company as listed under such Subject Company's name on Schedule 1.1.

[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

          1.2 Other Defined Terms. In addition to the terms defined in the Recitals to this Agreement and Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                                   Section

Accounting Firm                                        3.1
Actions                                                5.13
Adjusted Reserves                                      5.29
Adjustments                                            3.1
Aggregate Settlement Amount                            3.3(c)(i)
Buyer Payment                                          7.15
Buyer's Accountants                                    3.1
Buyer Employees                                        7.19
Buyer 401(k) Plan                                      7.17
Closing                                                4.1
Closing Date                                           4.1
Closing Adjusted Net Worth                             3.1
Closing Date Balance Sheet                             3.1
Closing Date Income Statement                          3.1
Closing Date Financial Statement                       3.1
Computer Software                                      5.4(b)
Confidential Information                               Art. X
Consulting Agreements                                  4.3(c)
Controlling Shareholder                                Art. X
Damages                                                11.3(a)
Deferred Purchase Price                                2.1
Developments                                           Art. X
Difference                                             7.14(c)
Dismissal of the Bankruptcy Proceeding                 6.9
Employee Plan                                          5.24(a)(i)
Endorsement Allonges                                   9.13
Environmental Claims                                   5.23(f)(ii)
Environmental Conditions                               5.23(f)(iii)
ERISA                                                  5.24(a)(ii)
ERISA Affiliate                                        5.24(a)(iii)
Environmental Laws                                     5.23(f)(i)
Facility Side Letters                                  4.3(d)
Final Order                                            6.9
Gross Up Amount                                        7.14
Hazardous Substances                                   5.23(f)(iv)
Intellectual Property Rights                           5.4
Indemnification Amount                                 2.1
Indemnification Escrow Agreement                       2.2(a)
IRS                                                    7.17
2004 Interim Financial Statements                      7.5
KERP                                                   7.15

KERP Payment                                           7.15
Leased Property                                        5.5
Line of Credit                                         5.30
Line of Credit Maximum Amount                          5.30
Litigation Escrow                                      7.9
MJ GeneWorks 401(k) Plan                               7.17
Multiemployer Plan                                     5.24(a)(iv)
New Products                                           5.4
Non-competition Period                                 Art.X
PBGC                                                   5.24(a)(v)
Pension Plan                                           5.24(a)(vi)
Personnel                                              5.9(c)(i)
Purchase Price                                         2.1
Section 338(h)(10) Election                            7.14
Senior Executive Dispute                               Schedule 5.13
Severance Costs                                        7.19
Shareholders' Accountants                              3.1
Shareholders' Loans                                    7.12
Simson Agreement                                       11.3(d)
Simson Litigation                                      11.3(a)
Territory                                              Art. X
Third-Party Purchaser                                  7.19
30-Day Transfer Preparation Period                     7.19
Transfer                                               7.19
Transfer Net Profit                                    7.19
Transferred Assets                                     7.19
Warn Act                                               7.6(a)
Welfare Plan                                           5.24(a)(viii)

                           ARTICLE II.

                   PURCHASE AND SALE OF STOCK

          2.1 Purchase and Sale of Stock.

          (a) Transfer of Stock. Upon the terms and subject to the conditions herein set forth, on the Closing Date each of the Shareholders shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from such Shareholders, all of the outstanding shares of capital stock of MJ GeneWorks as set forth on Schedule 5.1, in exchange for the Purchase Price and the other covenants and obligations of Buyer set forth in this Agreement.

          (b) Purchase Price. Upon the terms and subject to the conditions herein set forth, in consideration for the transfer of the capital stock of MJ GeneWorks pursuant to Section 2.1(a), the Shareholders are entitled to receive (1) the Closing Payment (as defined below), (2) a contingent deferred payment of up to $10 million, subject to the terms and conditions of the Indemnification Escrow Agreement as set forth in clause (c)(ii) below (the "Indemnification Amount"), (3) the contingent deferred
payment of up to       [ ** ]      that


[**] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

represents the Deferred Purchase Price as set forth in clause (c)(iii) below,
(4) certain contingent payments to be made pursuant to
Section 7.14 (the "338(h)(10) Payments"), and (5) a contingent deferred payment equal to 50% of the Transfer Net Profits as determined pursuant to Section 7.19, plus that portion of the $500,000 released to Shareholders from the Severance Escrow pursuant to Section 7.19 (such payments pursuant to Section 7.19 are referred to herein as the "MJ Japan Payments") (all such payments are sometimes referred to herein collectively as the "Purchase Price").

          (c) Delivery of Purchase Price. Upon the terms and subject to the conditions set forth herein, at the Closing or thereafter, as applicable, the Buyer will take the following actions:

               (i) At Closing, Buyer will deliver to Greenberg Traurig, on behalf of the Shareholders, via wire transfer, a payment equal to (A) $22 million, minus (B) the total amount of the [ ** ] which, in the aggregate, exceed $3 million (the "Closing Payment"). A portion of the Closing Payment, equal to $500,000, will be deemed transferred directly by Buyer to Greenberg Traurig, to be held on behalf of Buyer, pursuant to the Severance Escrow Agreement. The remainder of the Closing Payment will be deemed held on behalf of Shareholders.

               (ii) At the Closing, Buyer shall deposit with Wells Fargo, as Indemnification Escrow Agent (as defined in
Section 2.2(b)), the $10 million Indemnification Amount pursuant to the escrow provided for in Section 2.2.

               (iii)     Buyer agrees, by delivery of this
Agreement, to pay the Shareholders a contingent deferred amount
of up to a maximum of      [ ** ]      , in the manner and at the
times, and subject to any additions or reductions, as are described in Section 3.3(c) (the "Deferred Purchase Price").

               (iv) At or after Closing, Buyer will deliver to the third party payees the amounts of the [ ** ] as provided for in Section 4.3(b) below, and shall account for such payments to the Shareholders. All such payments shall be made as soon as commercially reasonable (consistent with Bio-Rad's ordinary course billing practices and except where disputed in good faith) after MJ Research is dismissed from Bankruptcy. In the event that the amount of the [ ** ] is reduced for any reason, including the agreement of any third party payee to accept less than the full amount listed under Section 4.3(b), the Buyer shall promptly pay the full amount of such reduction actually credited to Buyer to the Shareholders as an additional payment pursuant to Section 2.1(c)(i), above.

               (v)  Buyer will pay, at each of the times
specified or required by Section 7.14, the applicable 338(h)(10)
Payments to each Shareholder.

               (vi) Out of the Closing Payment delivered to Greenberg Traurig pursuant to Section 2.1(c)(1), $500,000 will be deemed held for the benefit of the Buyer, pursuant to the Severance Escrow Agreement, and shall be treated by all parties for all purposes as a contingent deferred payment. Any portion of the Severance Escrow that becomes payable to the Shareholders under the terms of Section 7.19, and, if there is a Transfer Net Profit, the 50%


[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

 of Transfer Net Profits payable to the Shareholders pursuant to
Section 7.19, shall be deemed payments received at the time actually or constructively released to the Shareholders.

          (d)  Overall Payment Limitation.  Notwithstanding any
other provision to the contrary, the maximum aggregate Purchase
Price payable hereunder, exclusive of interest payments or
original issue discount, shall be       [ ** ]       .

          (e) Deferred Salary to Shareholders. Upon the dismissal of MJ Research from Bankruptcy, MJ Research shall pay to each of the Shareholders his accrued but unpaid salary for the periods from March 29, 2004, which amount is agreed to be, in the aggregate, $155,106.20, of which $93,567 is payable as compensation to John Finney and $61,539 is payable as compensation to Michael Finney.

          2.2 Indemnification Escrow.

          (a) Indemnification Escrow Agreement. In order to establish a procedure for the satisfaction of any claims by Buyer for indemnification pursuant to Section 11.3 hereof, the Shareholders shall enter into an escrow agreement, substantially in the form of Exhibit 2.2(a) hereto (the "Indemnification Escrow Agreement"), with Buyer pursuant to which the Indemnification Amount shall be held in escrow for a period ending thirty-six
(36) months from the Closing Date; provided that the parties will confer and negotiate in good faith on the first anniversary date and the second anniversary date of the Closing to determine whether the amount remaining in the Indemnification Escrow can be reduced and distributed to the Shareholders before the end of the thirty-six month escrow period.

          (b)     Deliveries to Indemnification Escrow Agent. At
Closing, the Buyer will deliver to the Indemnification Escrow
Agent (as such term is defined in the Indemnification Escrow
Agreement) the Indemnification Amount.

                          ARTICLE III.

                      POST-CLOSING MATTERS

          3.1  Post-Closing Calculations.

          (a) As promptly as practicable after the Closing Date, Buyer will prepare in accordance with GAAP (as GAAP has been historically applied by the Subject Companies) and deliver to the Shareholders consolidated financial statements of the Subject Companies as of the close of business on the Closing Date (the "Closing Date Financial Statement"), including, without limitation, the related balance sheets (the "Closing Date Balance Sheet") and the related income statements (the "Closing Date
Income Statement"); provided that such Closing date Financial Statement, Closing Date Balance Sheet or Closing Date Income Statement shall be adjusted to delete the following liabilities or other obligations (i) amounts representing any [ ** ] or [ ** ]
(ii) any reserves or other entries representing any [ ** ](it being understood that such adjustment shall not be made for accruals shown on the books of MJ Research for anticipated license fees from May 1, 2004 under the TCMA license agreement or the real time license agreement), (iii) amounts representing any Shareholder Loans listed on Schedule 7.12, (iv) amounts relating to the Simson Litigation or the

[**] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

Senior Executive Dispute, if any, and
(v) amounts to be paid by the Shareholders pursuant to this Agreement (including, without limitation, under their indemnification obligations pursuant to this Agreement) which represent items included on the Closing Date Financial Statements, (collectively, the "Adjustments"). In the event that the Shareholders shall have delivered, within thirty (30) days after the date on which the Closing Date Financial Statements are delivered to the Shareholders, a written notice to Buyer requesting that such Closing Date Financial Statements be audited, Buyer shall deliver as promptly as commercially reasonable a report of Deloitte & Touche LLP, or such other nationally recognized firm of independent public accountants as may be chosen by Buyer (but not including Price Waterhouse Coopers or its successors and assigns) ("Buyer's Accountants"), the cost of which shall be borne by Buyer, which report shall note any changes that need to be made to the Closing Date Financial Statements in order that such Closing Date Financial Statements present fairly in all material respects, in accordance with GAAP (as GAAP has been historically applied by the Subject Companies), the financial condition of such Subject Company as of the close of business on the Closing Date, as adjusted by the Adjustments. The Shareholders and a firm of independent public accountants designated by the Shareholders (the "Shareholders' Accountants") will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Subject Companies, Buyer and Buyer's Accountants to aid in their review of the Closing Date Financial Statements. The Closing Date Financial Statements shall be deemed to be accepted by each of the Shareholders and shall be conclusive for the purposes of the adjustment described in Section 3.1(b) hereof with respect to the Subject Companies except to the extent, if any, that the Shareholders' Accountants shall have delivered, within thirty
(30) days after the date on which the Closing Date Financial Statements are delivered to the Shareholders or, in the event that the Shareholders have requested that the Closing Date Financial Statements be accompanied by a report of Buyer's Accountant, within thirty (30) days after the date on which such written report is delivered to the Shareholders, a written notice to Buyer stating each and every item to which the Shareholders take exception, specifying in detail the nature and extent of any such exception. If a change proposed by the Shareholders is disputed by Buyer, then the Shareholders and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which the Shareholders give Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer's Accountants and Shareholders' Accountants shall together choose an independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Shareholders and Buyer, and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 3.1(a). The fees and expenses of the Accounting Firm, if any, shall be paid equally by Buyer and the Shareholders; provided, however, that, if the Accounting Firm determines that either party's positions on all disputed issues are correct in all respects, then the other party shall pay the reasonable fees and expenses of the Accounting Firm in connection with the resolution of such disputes. For purposes of the remainder of this Agreement, "Closing Date Financial Statements", "Closing Date Balance Sheets" and "Closing Date Income Statements" shall mean the Closing Date Financial Statements, Closing Date Balance Sheets and Closing Date Income Statements as modified by agreement of the parties, whether or not with the assistance of the Buyer's Accountants or the Shareholders' Accountants or by the determinations of the Accounting Firm.

          "Closing Adjusted Net Worth" shall mean, with respect to the Subject Companies taken as a whole, the amount by which the total assets exceed the total liabilities of the Subject Companies in the aggregate, as set forth on the Closing Date Balance Sheet.

          In the event that the Closing Adjusted Net Worth is less than zero, the Shareholders shall pay to Buyer the amount by which the Closing Adjusted Net Worth is less than zero.

          3.2 Closing Costs; Transfer Taxes. The Shareholders shall be responsible for any stock transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the capital stock of MJ GeneWorks to Buyer as provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

          3.3 The Deferred Purchase Price.

          (a) From and after the Closing, Buyer shall properly account for and track the expenses and costs associated with the
[ ** ]          and the              [ ** ]                .  The
Shareholders shall promptly send Buyer all invoices, receipts or
other documents relating to the            [ ** ]
and the                [ ** ]               and otherwise
cooperate with the reasonable requests of Buyer in accounting for and keeping track of such expenses and costs.

          (b)  As promptly as practicable after the final
resolution of the [ ** ]              and payment in full
settlement of the          [ ** ]             and the
[ ** ]                 ,                   but in any event
within the latter of (w) ninety (90) days after the execution of
a settlement agreement relating to the            [ ** ]
, (x) if the settlement is contingent upon an action to be taken by [ ** ], upon satisfaction of such contingency, (y) if the settlement is contingent upon an action to be taken by Bio-Rad, upon the passage of a commercially reasonable period of time for the taking of such action, and (z) if the settlement is contingent upon an action to be taken by any party other than [ ** ] or Bio-Rad, upon the passage of a commercially reasonable period of time, Buyer shall prepare and deliver to the Shareholders a statement (the "Deferred Purchase Price Statement") indicating:

               (i)  The total amount paid to fully settle the
     [ ** ]       ;

               (ii) The total amount paid to fully settle the
     [ ** ]                   ; and

               (iii)     Buyer's calculation of the Deferred
     Purchase Price pursuant to the formula set forth in Section
     3.3(c) below.

          (c) The Deferred Purchase Price shall be calculated as follows:

               (i)  if the sum of the        [ ** ]          and
     the            [ ** ]                      in the aggregate
     (the "Aggregate Settlement Amount") is equal to or less than
     [ ** ]      , the Deferred Purchase Price shall be
     [ ** ]            plus accrued interest on the Deferred
     Purchase Price from and after the Closing at the Applicable Federal Rate as defined in IRS Code Section 1274(d);


[**] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

               (ii) if the Aggregate Settlement Amount is between
     [ ** ]       and          [ ** ]       , the Deferred
     Purchase Price shall be an amount equal to the difference
     between       [ ** ]       and the Aggregate Settlement
     Amount, plus accrued interest on the Deferred Purchase Price from and after the Closing at the Applicable Federal Rate as defined in IRS Code Section 1274(d); and

               (iii)     if the Aggregate Settlement Amount is
     equal to or greater than       [ ** ], the Deferred Purchase
     Price shall be zero.

Promptly after the date of delivery of the Deferred Purchase
Price Statement, Buyer shall deliver the Deferred Purchase Price, if any, to the Shareholders in cash by wire transfer of immediately available funds in the percentages set forth on
Schedule 2.1(c) and to the accounts designated by the Shareholders set forth on Schedule 2.1(c).

                           ARTICLE IV.

                             CLOSING

          4.1 Closing. Upon the terms and subject to the conditions set forth herein, and subject to Section 12.1, the closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the first business day following the business day in which all of the conditions set forth in Articles VIII and IX are satisfied (the "Closing Date") at the offices of Buyer, 1000 Alfred Nobel Drive, Hercules, California, unless the parties hereto otherwise agree.

          4.2  Deliveries at Closing.

          (a) Stock Certificates. To effect the Stock Purchase, the Shareholders shall, on the Closing Date, deliver to Buyer certificate(s) evidencing all of the issued and outstanding shares of capital stock of MJ GeneWorks, free and clear of any Encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, together with evidence of the payment of any applicable stock transfer taxes.

          (b) Certificates; Opinions. At the Closing, Buyer and the Shareholders shall deliver the certificates, opinions of counsel and other items described in Articles VIII and IX.

          4.3  Other Closing Transactions.

          (a) Payment of Closing Payment. At the Closing, Buyer shall deliver the Closing Payment as provided in Section
2.1(c)(i).

          (b)  Payment of the [ ** ].  At the Closing,
the Shareholders shall deliver to Buyer a statement which provides a complete and accurate accounting of all the as provided in Schedule 4.3(b). The Shareholders shall [ ** ] jointly and severally indemnify, save and hold harmless
Buyer and its affiliates and subsidiaries from and against any and all Damages incurred if the actual [ ** ] required to be paid by Buyer or any Subject Company exceed $4,195,613.39 in the aggregate.

[**] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

          (c) Consulting Agreements. At the Closing, Buyer shall enter into consulting agreements with each of the Shareholders, substantially in the form of Exhibit 4.3(c) hereto
(the "Consulting Agreements"), pursuant to Section 8.5.

          (d) Facility Side Letters. At the Closing, the Shareholders, Buyer and MJ GeneWorks shall enter into the Facility Side Letters, substantially in the forms of
Exhibit 4.3(d) hereto (the "Facility Side Letters"), pursuant  to
Section 9.7.

          (e) Escrow Agreements. At the Closing, the Buyer and Shareholders shall enter into the Indemnification Escrow Agreement, pursuant to Section 9.8, shall enter into the Severance Escrow Agreement, pursuant to Section 7.19, and, to the extent the parties have not already done so, shall enter into the agreement establishing the Litigation Escrow with Buyer pursuant to Section 7.9, and Buyer shall make the deposits (to the extent not already done) into the escrows thereunder.

          (f)  Endorsement Allonges.  At the Closing, each of the
Shareholders shall deliver to Buyer the Endorsement Allonges, pursuant to Section 9.13.

          (g) Other Closing Transactions. At the Closing, each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Articles VIII and IX.

                           ARTICLE V.

          REPRESENTATIONS AND WARRANTIES OF THE SUBJECT
                 COMPANIES AND THE SHAREHOLDERS

          Each of the Shareholders and MJ GeneWorks hereby jointly and severally represents and warrants to Buyer that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

          5.1 Organization; Capitalization. (a) Each Subject Company is duly organized, validly existing and in good standing under the laws of the state or country of its incorporation, has full corporate power and authority to conduct its business as it is currently being conducted and to own and lease its properties and assets. Such Subject Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties except where the failure to be so qualified and in good standing is not reasonably likely to have a Material Adverse Effect. Each jurisdiction in which such Subject Company is qualified to do business as a foreign corporation is listed on Schedule 5.1. Other than MJ Research, MJ BioWorks and MJ Japan and as set forth on Schedule 5.1, MJ GeneWorks does not own capital stock or other equity interests in any other Person.

          (b) The capitalization of each Subject Company is set forth on Schedule 5.1 hereto. All of such Subject Company's outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on
Schedule 5.1, each Shareholder represents as to himself that he has title to all of the outstanding shares of capital stock set forth next to his name on Schedule 5.1 hereto free and clear of all Encumbrances with full right, power and authority to transfer such shares to Buyer. MJ GeneWorks represents that it has title to all of the issued and outstanding shares of capital stock of each of MJ Research, MJ BioWorks and MJ Japan set forth next to its name on Schedule 5.1 hereto free and clear of all Encumbrances. Except as set forth on Schedule 5.1, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other equity securities of such Subject Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by such Subject Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by such Subject Company.
Upon delivery to Buyer, the capital stock of MJ GeneWorks will be free and clear of all Encumbrances and shall be duly authorized, validly issued, fully paid and non-assessable.

          5.2 Authorization. MJ GeneWorks has all necessary corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of such Subject Company are necessary to authorize this Agreement and the transactions contemplated hereby. Each Shareholder represents as to himself that he has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by MJ GeneWorks and the Shareholders and is a legal, valid and binding obligation of MJ GeneWorks and such Shareholders enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. All of the Shareholders have approved the terms of this Agreement and the transactions contemplated hereby.

          5.3 Title to Assets. Schedule 5.3 identifies all real and personal property with a book value in excess of $20,000 owned or leased by a Subject Company. Each Subject Company owns free and clear of any Encumbrances or, as set forth on Schedule 5.3, leases or has rights to use, the Assets set forth on
Schedule 5.3, except for (i) minor liens or Encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the Assets taken as a whole or interfere with the present use thereof and have not arisen other than in the ordinary course of business and (ii) Encumbrances specifically identified on Schedule 5.3. Except in respect of the issues raised in connection with[ ** ], the Assets include all assets necessary for the conduct of the business of each Subject Company in the ordinary course consistent with past practice. The Assets have been maintained in accordance with normal industry practice, are in reasonable operating condition and repair (except for ordinary wear and tear). No Subject Company owns any real property.

         5.4  Intellectual Property Rights.

          (a) "Intellectual Property Rights" shall mean, with respect to a Subject Company, (x) all of such Subject Company's registrations of trademarks and of other marks,

[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

trade names or other trade rights, and all pending applications for any such registrations and all of such Subject Company's patents and registered copyrights and all pending applications therefor; (y) all computer software used by such Subject Company in the conduct of its business and/or offered by such Subject Company or any joint venture in which such Subject Company has an interest to its customers for use in any material respect in connection with or as part of a product now or previously sold by such Subject Company or such joint venture; and (z) all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, and other intellectual property rights of any kind of such Subject Company, whether or not registered, including, without limitation, all rights of such Subject Company to use the names MJ GeneWorks, MJ Research, MJ BioWorks and MJ Japan (and all trade names listed on Schedule 5.4); but in any event excluding all off-the-shelf software purchased from third parties.

          (b)  Schedule 5.4

               (i) contains detailed information (including where applicable the registration number and the date of registration or application for registration and the name in which registration was applied for) concerning (x) all of each Subject Company's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of such Subject Company's patents and registered copyrights and all pending applications therefor, and (y) all computer software used by a Subject Company in the conduct of its business and/or in which a Subject Company or any joint venture to which such Subject Company has an interest offers to its customers for use in any material respect in connection with or as part of a product now sold or sold within the last three (3) years by such Subject Company (excluding off-the-shelf software purchased from third parties) ("Computer Software"),

               (ii) identifies, to the knowledge of MJ GeneWorks and the Shareholders, all persons claiming to have a right to any intellectual property (excluding off-the-shelf software purchased from third parties) that a Subject Company uses in any material way in its business, and specifies whether such use is pursuant to license, sublicense, agreement, permission or over the objection of such person claiming such right other than in respect of material intellectual property rights at issue in connection with the [ ** ],

               (iii)     identifies, to the knowledge of MJ
GeneWorks and the Shareholders, all persons claiming to have a right to receive a royalty or similar payment in respect to any Intellectual Property Rights pursuant to any contractual arrangements entered into by such Subject Company or otherwise, and

               (iv) lists all proceedings instituted against or notices received by a Subject Company alleging that such Subject Company's use of any Intellectual Property Rights infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property Rights, which infringement or violation is reasonably likely to have a Material Adverse Effect.

          (c) Except as listed on Schedule 5.4, each Subject Company (x) owns, or possesses adequate and enforceable licenses or other rights to use, in each case free and clear of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature

[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

whatsoever, all Intellectual Property Rights associated with (i) products sold prior to the Closing by such Subject Company,
(ii) the MiniCycler 2 and MiniOpticon, in each case as designed and intended to be marketed as of the Closing (the "New Products") and
(iii) Intellectual Property Rights used prior to the Closing by such Subject Company; and (y) is not interfering with or infringing upon or otherwise violating the rights of any third party with respect to the Intellectual Property Rights associated with (A) products sold prior to Closing by such Subject Company, (B) New Products and (C) Intellectual Property Rights used prior to the Closing by a Subject Company.

          (d) Each Subject Company has taken all commercially reasonable actions to protect the Intellectual Property Rights of such Subject Company. To the knowledge of MJ GeneWorks and the Shareholders, the Intellectual Property Rights of each Subject Company that constitute confidential information are, and have at all times been, maintained on a confidential basis. To the knowledge of MJ GeneWorks and the Shareholders, except as otherwise described in Schedule 5.4, each Subject Company's confidential information has never been misappropriated by any third party.

          (e) The most current version and all prior versions of all material Computer Software that such Subject Company has, during the last three (3) years, marketed or currently markets to any of its customers will, if the appropriate operating medium is provided, function substantially in accordance with the specifications therefor, substantially as set forth in such Subject Company's written materials describing such Computer Software.

          5.5 Facility Leases. Schedule 5.5 lists all Facility Leases. Such Leases constitute all leases, subleases or other occupancy agreements pursuant to which a Subject Company occupies, uses, leases or subleases real property. Except as described on Schedule 5.5, each Subject Company has in all material respects performed all the obligations required to be performed by it under the terms of the Facility Leases through the date hereof with respect to all leased property described in the Facility Leases of such Subject Company (the "Leased Property"), and each Subject Company enjoys peaceful and undisturbed possession of all the Leased Property, but subject to the terms of said leases and subleases. With respect to each such Facility Lease:

               (i) All Facilities leased or subleased thereunder by or from a Subject Company have received all material approvals of governmental authorities (including licenses and Permits) required in connection with the operation thereof that are of such a nature as to be obtainable by a tenant and not the fee owner/landlord, and have been operated and maintained by the Subject Companies, to the extent such operation and maintenance is the responsibility of the Subject Companies pursuant to the Facility Leases, in all material respects in accordance with applicable laws, rules and regulations;

               (ii) All Facilities leased or subleased thereunder by a Subject Company are supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the Subject Companies' operation of such Facilities as currently operated (or, in the case of a subleased property, the relevant subtenant has the responsibility to provide such services);

               (iii) To the knowledge of MJ GeneWorks and the Shareholders, the relevant Subject Companies, there is no pending, threatened condemnation proceedings with respect to any Leased Property or, to the knowledge of such Subject Company and its Shareholders, pending or threatened litigation or administrative actions relating to the Leased Property;

               (iv) Except as set forth on Schedule 5.5, there are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, to which any Subject Company is a party, granting to any Person the right to use or occupy such Leased Property or any portion thereof or interest therein;

               (v) To the knowledge of MJ GeneWorks and the Shareholders, the improvements constructed by any Subject Company on the Leased Property are in good operating condition and repair without any material structural or mechanical defects of any kind, ordinary wear and tear excepted; and

               (vi) No Subject Company has received written notice of any special assessment relating to the Leased Property and to the knowledge of MJ GeneWorks and the Shareholders, there has been no pending or threatened special assessment.

          5.6 Contracts and Commitments. Schedule 5.6 lists the following Contracts to which a Subject Company is a party, or by which a Subject Company is bound to perform after the Closing
Date:

               (i) any written arrangements (or group of related written arrangements) for the lease of personal property by a Subject Company providing for lease payments in excess of $25,000 per annum and that is not subject to cancellation on not more than 30 days' notice by such Subject Company without penalty or increased cost;

               (ii) any other written arrangement (or group of related written arrangements) involving aggregate payments by a Subject Company of more than $25,000 per annum and that is not subject to cancellation on not more than 30 days' notice by such Subject Company without penalty or increased cost;

               (iii) any written arrangement (or group of related written arrangements) in excess of $25,000 per annum for the purchase or sale of raw materials, commodities, supplies, products or other property by a Subject Company or for the furnishing or receipt of services by a Subject Company, including, without limitation, any customer or vendor contracts and that is not subject to cancellation on not more than 30 days' notice by such Subject Company without penalty or increased cost;

               (iv) any written arrangement (or group of related written arrangements) concerning a partnership or joint venture between a Subject Company and any other person;

               (v) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) of a Subject Company involving more than $25,000 in principal amount or under which is imposed (or may impose) upon a Subject Company a security interest or lien on any of its assets, tangible or intangible;

               (vi) any written arrangement (or group of related written arrangements) obligating a Subject Company to maintain confidentiality or to refrain from competition or competitive arrangements;

               (vii)     any written arrangement (or group of
     related written arrangements) involving another Subject
     Company;

               (viii)    any Employee Plan of such Subject
     Company and any written arrangement with any of its directors, officers, shareholders or employees in the nature of a collective bargaining agreement, employment agreement or severance agreement;

               (ix) any written arrangement with any of its directors, officers, shareholders or employees or any member of any such person's immediate family (x) providing for the furnishing of material services by, (y) providing for the rental of material real or personal property from, or (z) otherwise requiring material payments to (other than for services as officers, directors or employees of such Subject Company), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner;

               (x) any other written arrangement (or group of related written arrangements) either involving aggregate payments of more than $25,000 or not entered into in the ordinary course of business consistent with past practice;

               (xi) any other written arrangement (or group of related written arrangements) under which the consequences of a default or termination is reasonably likely to have a Material Adverse Effect;

               (xii)     any material written agreement with any
     Personnel or other affiliates of a Subject Company; or

               (xiii) any oral contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i) through (xii) and any obligation (oral or written) to enter into any contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i) through
     (xi).

Each Subject Company has delivered to Buyer a correct and complete copy of each written arrangement listed under the name of such Subject Company in Schedule 5.6 and has included as part of Schedule 5.6 a brief summary of any such oral contracts, agreements or other arrangements and any obligations (oral or written) to enter into any such contracts, agreements or other arrangements, in each case as described in clause (xiii) above.
Except as set forth on Schedule 5.6, with respect to each written arrangement listed, (A) the written arrangement is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect; (B) the written arrangement will continue to be legal, valid binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect on identical terms following the Closing
Date; (C) there is no default by any Subject Company to any Contract, and, to the knowledge of MJ GeneWorks and the Shareholders, no default by any third party to any such Contract, in each case which default is reasonably likely to have a Material Adverse Effect; and (D) no Subject Company is in material breach or default, and to the knowledge of MJ GeneWorks or the Shareholders no other party is in material breach or default, under any written agreement, and to the knowledge of MJ
GeneWorks or its Shareholders no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration under any written agreement.

          5.7 No Conflict or Violation.  Except as set forth on
Schedule 5.7, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by a Subject Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Except as set forth on
Schedule 5.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the articles of incorporation, certificate of incorporation or equivalent or bylaws of any Subject Company,
(b) a breach of, or a default under any term or provision of, any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which a Subject Company is a party, or the creation of any right of any party to accelerate, terminate or cancel, any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which a Subject Company is a party, which breach, default or right is reasonably likely to have a Material Adverse Effect, (c) a violation by any Subject Company of any law, statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (d) an imposition of any Encumbrance, restriction or charge on the business of a Subject Company or on the Assets of a Subject Company which is reasonably likely to have a Material Adverse Effect.

          5.8 Financial Statements. MJ GeneWorks has heretofore delivered to Buyer true and complete copies of the 2003 Financial Statements and the 2004 Interim Financial Statements. Except as set forth on Schedule 5.8, the 2003 Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods indicated, (ii) are in accordance with the Books and Records of MJ GeneWorks and its Subsidiaries, and (iii) present fairly in all material respects, as of the respective dates thereof or the periods covered thereby, as applicable, the financial position, shareholder's equity, cash flow and results of operations of MJ GeneWorks and its Subsidiaries. Except as set forth on Schedule 5.8, the 2004 Interim Financial Statements (a) were prepared consistent with past practice for such statements, and (b) are in accordance with the Books and Records of MJ GeneWorks and its Subsidiaries.

          5.9 Absence Of Certain Changes Or Events. Except as set forth on Schedule 5.9 or as otherwise reflected in the 2004
Interim Financial Statements, since the 2003 Balance Sheet Date there has not been any:

          (a)  Reserved;

          (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by a Subject Company to any of its officers, employees, former employees or agents (collectively, "Personnel"), (ii) grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit, (iii) adoption, creation or amendment of any Employee Plan of such Subject Company, (iv) employment agreement (written or verbal) made by such Subject Company to which such Subject Company is a party or (v) other change in employment terms for any of such Subject Company's officers, employees or agents;

          (c) sale, lease, assignment or transfer of any of the material Assets of such Subject Company, other than to persons that are not affiliates for fair consideration and in the ordinary course consistent with past practice; cancellation, compromise, waiver or release of any rights or claim (or series of related rights or claims) either (i) involving an affiliate of such Subject Company, (ii) involving more than $50,000, or (iii) outside the ordinary course of business consistent with past practice, in each case except in respect of matters relating to the [ ** ] as disclosed to Buyer;

          (d) amendment, cancellation or termination of any Contract, license or other instrument (but not including purchase orders) (i) involving payments in excess of $10,000 each, (ii) involving payments in excess of $50,000 in the aggregate, or
(iii) the amendment, cancellation or termination of which is reasonably likely to have a Material Adverse Effect;

          (e) capital expenditure or the execution of any Lease, Contract, license, sublease or sublicense (or series of related Contracts, Leases, subleases, licenses and sublicenses) or any incurring of liability therefor (i) involving payments in excess of $10,000 each, (ii) involving payments in excess of $50,000 in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

          (f) delay or failure to repay when due any material obligation of such Subject Company;

          (g) failure to use commercially reasonable efforts to operate the business of each Subject Company in the ordinary course consistent with past practice so as to preserve the business intact, to keep available to Buyer the services of Personnel, and to preserve for Buyer the goodwill of such Subject Company's suppliers, customers, distributors and others having business relations with it;

          (h) material change in accounting methods or practices by such Subject Company;

[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

          (i) material revaluation by such Subject Company of any of the Assets of such Subject Company, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (j) damage, destruction or loss (whether or not covered by insurance) that has a Material Adverse Effect or that is reasonably likely to have a Material Adverse Effect;

          (k) mortgage, pledge or other encumbrance of any of the material Assets of such Subject Company other than in the ordinary course of business consistent with past practice;

          (l) any declaration, setting aside for payment or payment of any dividend or distribution in respect of any capital stock of any Subject Company or any redemption, purchase, or other acquisition of any of such Subject Company's equity securities or any bonus, fee or other payment, or any other transfer of the Assets to or on behalf of any shareholder of such Subject Company, any affiliate of such Subject Company or any affiliate of any shareholder, including, but not limited to, any payment of principal of or interest on any debt owed to any such shareholder or affiliate or any payment of a bonus, fee or other payment to any such shareholder or affiliate as an employee of such Subject Company except in the ordinary course of business consistent with past practice;

          (m) issuance by a Subject Company of, or commitment of such Subject Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

          (n) indebtedness incurred by any Subject Company for borrowed money or any commitment to borrow money entered into by such Subject Company, or any loans or guarantees made or agreed to be made by such Subject Company other than to non-affiliates in the ordinary course of business consistent with past practice;

          (o) liabilities involving $50,000 or more or otherwise material to the business of such Subject Company except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (p) payment, discharge or satisfaction of any material liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the 2003 Balance Sheets or incurred in the ordinary course of business and consistent with past practice since the 2003 Balance Sheet Date;

          (q) acceleration, termination, modification, cancellation or threatened termination or cancellation of any Contract to which such Subject Company is a party or by which such Subject Company is bound and which would have a Materially
Adverse Effect;

          (r) capital investment in, any loan to, or any acquisition of the securities or assets of any other person (i) involving an affiliate of such Subject Company (except investments, loans or acquisitions or the securities or assets of another Subject Company),

 (ii) involving more than $25,000 in the
aggregate, or (iii) outside the ordinary course of business consistent with past practice;

          (s) grant of any material license or sublicense of any rights under or with respect to any Intellectual Property Rights of such Subject Company except in the ordinary course of business consistent with past practice;

          (t) loan to, or other material agreement with any Personnel of a Subject Company outside the ordinary course of business consistent with past practice giving rise to any claim or right on the part of the person against it;

          (u) charitable or other capital contribution made or pledged by such Subject Company in an aggregate amount in excess of $25,000;

          (v) payment by any Subject Company of any expenses relating to the transactions contemplated by this Agreement, including, without limitation, the payment of the fees and expenses of any professionals engaged in connection with the transactions contemplated by this Agreement;

          (w)  agreement (either oral or written) by a Subject
Company or any of its Personnel on behalf of a Subject Company to do any of the foregoing; or

          (x) other event or condition of any character which is reasonably likely to have, in any one case or in the aggregate, a Material Adverse Effect, or any event or condition (other than events or conditions affecting the economy generally) known to MJ GeneWorks or the Shareholders which is reasonably likely to have, in any one case or in the aggregate, a Material Adverse Effect in the future.

          5.10 Liabilities. Except as set forth on Schedule 5.10 or otherwise accounted for on the 2004 Interim Financial Statements, and except in respect of the Litigation Matters, no Subject Company has any liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the 2004 Interim Financial Statements, and (ii) liabilities incurred since the 2004 Interim Financial Statement in the ordinary course of business consistent with past practice and in accordance with this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding (but not including any issues relating to the Litigation Matters) which individually or in the aggregate is reasonably likely to have a Material Adverse Effect).

          5.11  Accounts Receivable.  Except as set forth on
Schedule 5.11, the accounts receivable reflected on the 2003
Balance Sheet, and all accounts receivable arising since the 2003 Balance Sheet Date, represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements, except to the extent of any reserve with respect thereto set forth on the 2004
Interim Financial Statements. No accounts receivable reflected on the 2004 Interim Financial Statements shall be subject to material defenses, counterclaims or rights of setoff and shall be fully collectible in the ordinary course of business without cost to Buyer in collection efforts therefor other than consistent with past practice except to the extent of any reserve with respect thereto set forth on the 2004 Interim
Financial Statements.

          5.12 Inventories. The values at which the Inventories are shown on the 2003 Balance Sheet have been determined in accordance with the normal valuation policy of MJ GeneWorks and its Subsidiaries, consistently applied, and in accordance with GAAP. Except as set forth on Schedule 5.12, the Inventories
(and items of Inventory acquired or manufactured subsequent to the 2003 Balance Sheet Date) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided on the 2003 Balance Sheet or on the 2004 Interim Financial Statements, and the current quantities of all Inventories are reasonable in the current circumstances of the business of MJ GeneWorks and its Subsidiaries.

          5.13 Litigation. Except as set forth on Schedule 5.13 and except for the Litigation Matters, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or, to the knowledge of MJ GeneWorks or the Shareholders, investigation (collectively, "Actions")
pending or, to the knowledge of MJ GeneWorks or the
Shareholders, threatened against any Subject Company or Shareholder relating to or affecting (i) any Subject Company or any material Assets of any Subject Company or the material operation of the business of any Subject Company as currently operated or as such Subject Company proposes, prior to the Closing Date, to presently operate, (ii) any Employee Plan of any Subject Company or any trust or other funding instrument, fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, any of which is reasonably likely to have a Material Adverse Effect. No Subject Company is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against such Subject Company or the business of such Subject Company that would have a Materially Adverse Effect. Except for the Litigation Matters, there is not a reasonable likelihood of an adverse determination of any pending Actions that would, individually or in the aggregate, have a Material Adverse Effect. No Action pending or, to the knowledge of MJ GeneWorks or the Shareholders, threatened is covered by insurance. To the knowledge of the Shareholders, the [ ** ] could have been settled by them and by the
Subject Companies as of May 27, 2004 for     [ ** ]      or less
in total         [ ** ]         and               [ ** ]
..

          5.14 Labor Matters. No Subject Company is a party to any labor agreement with respect to its employees with any labor organization, group or association. No Subject Company has experienced any attempt by organized labor or its representatives to make such Subject Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of such Subject Company. Each Subject Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and, to the knowledge of MJ GeneWorks and the Shareholders, is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against such Subject Company pending before the National Labor Relations Board or any other governmental agency

[**] The material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

and to which MJ GeneWorks or the Shareholders have notice arising out of such Subject Company's activities, and to the knowledge of MJ
GeneWorks and the Shareholders, there are no facts or information that would give rise thereto; there is no labor strike or labor disturbance pending or threatened against any Subject Company nor is any grievance currently being asserted;
and no Subject Company has ever experienced a work stoppage or other labor difficulty.

          5.15 Compliance with Law; Permits. Each Subject Company and the conduct of the business of such Subject Company are in compliance with all applicable laws, statutes, ordinances, rules and regulations promulgated, or judgments, decisions or orders entered, by any federal, state, local, or foreign court or governmental agency, department, authority or instrumentality relating to the Assets or the business of such Subject Company, except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Except as disclosed on Schedule 5.15, no Subject Company has received any written notice to the effect that, or otherwise been advised by counsel or other advisors to the Company in writing that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws for which corrective action has not been taken and completed, and such Subject Company does not anticipate that any currently existing circumstances are reasonably likely to result in violations of any such regulations which is reasonably likely to have, in any one case or in the aggregate, a Material Adverse Effect. Such Subject Company has all Permits, authorizations and approvals, each of which is currently valid and in full force and effect, the lack of which is reasonably likely to have a Material Adverse Effect, which Permits are set forth on Schedule 5.15 and which licenses, authorizations and approvals are set forth on Schedule 5.7. Without limiting the generality of the preceding representation and warranty, no Subject Company has (i) made or agreed to make any contribution, payment or gift to any government official, employee, or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any fund or asset unrecorded on the Books and Records of the Subject Companies for any purpose or made any false entries on the Books and Records of such Subject Company for any reason and (iii) made or agreed to make any political contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office. In addition, each Subject Company (a) has complied with all applicable laws relating to employee and civil rights and relating to the employment opportunities, except where the failure to comply is not reasonably likely to have a Material Adverse Effect, (b) filed in a timely manner all material reports, documents it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws, (c) has possession of all material records and documents it was required to retain under all applicable laws and (d) has not violated or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, the Federal Trade Commission Act, the Securities Act of 1933 or the Securities Exchange Act of 1934 (or any analogous foreign antitrust, trade regulation or securities laws, rules or regulations), each as amended, except where such violation is not reasonably likely to have a Material Adverse Effect.

          5.16  Tax Matters.

          (a) Filing of Tax Returns. Each Subject Company has timely filed with the appropriate taxing or other governmental authorities all returns in respect of Taxes (including, without limitation, information returns and other information) required to be filed through the date hereof. The returns and information filed are complete, correct and accurate in all material respects. Each Subject Company has delivered to Buyer complete and accurate copies of each Subject Company's federal, state and local tax returns for the years 2002 and 2003 or such lesser number of years as such Subject Company shall have been in existence. As of the date hereof, no Subject Company has filed any federal, state or local tax returns for the year 2004.

          (b) Payment of Taxes. All Taxes for which such Subject Company is or may be liable, in respect of periods or portions thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with GAAP) has been established therefor, and such Subject Company has no material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that such Subject Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

          (c) Audit History. Except as set forth on Schedule 5.16, no deficiencies for Taxes of a Subject Company have been claimed, proposed or assessed by any taxing or other governmental authority. Except as set forth on Schedule 5.16, there are no pending or, to the knowledge of MJ GeneWorks or the Shareholders, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of a Subject Company, and there are no matters under discussion with any governmental authorities with respect to Taxes of a Subject Company. Except as set forth on Schedule 5.16, no Subject Company has been notified that any taxing authority intends to audit a return for any other period. Except as set forth on Schedule 5.16, no extension of a statute of limitations relating to Taxes is in effect with respect to any Subject Company.

          (d)  Tax Elections.

               (i) All elections with respect to Taxes affecting such Subject Company as of the date hereof are set forth on
     Schedule 5.16.

               (ii) No Subject Company has made an election, and is not required, to treat any Asset of such Subject Company as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of
     Section 168 of the Code or under any comparable state or local income tax or other tax provision.

               (iii)     No Subject Company is a party to or
     bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other party.

               (iv) No Subject Company has filed a consent pursuant to the collapsible corporation provisions of
     Section 341(f) of the Code (or any corresponding provision of state, foreign or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, foreign or local law) apply to any disposition of any asset owned by it.

          (e)  Additional Representations.

               (i) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of any Subject Company.

               (ii) Except as set forth in Schedule 5.16, no Subject Company has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

               (iii)     No Subject Company has agreed to make,
     nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (iv) No Subject Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (v) No Subject Company is a party to any joint venture, partnership, or other arrangement or contract which is reasonably likely to be treated as a partnership for federal income tax purposes.

               (vi) Each Subject Company other than MJ Japan is an "S corporation" (within the meaning of Section 1361(a)(1) of the Code) for federal income tax purposes and has been so treated continuously since the time of its organization.

          5.17  Severance Arrangements.  Except as set forth on
Schedule 5.17, no Subject Company has entered into any severance or similar arrangement in respect of any Personnel of such Subject Company that will result in any obligation (absolute or contingent) of Buyer, such Subject Company or other person to make any payment to any such Personnel following termination of employment.

          5.18 Insurance. Schedule 5.18 contains a materially complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by such Subject Company on the business, the Assets or the Personnel of such Subject Company. All of such policies are consistent with industry practices and are sufficient for compliance with all requirements of law and of all Contracts to which such Subject Company is a party, except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Subject Company is in default under any of such policies or binders, and no Subject Company has failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no facts known to MJ GeneWorks or the Shareholders upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders.
Such policies and binders provide sufficient coverage, in the reasonable opinion of such Subject Company and the Shareholders, for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by such Subject Company through the Closing Date.

          5.19 Purchase Commitments and Outstanding Bids. As of June 16, 2004, except as listed on Schedule 5.19, there are no accepted and unfulfilled orders for the sale of merchandise or services entered into by a Subject Company in excess of $50,000 per customer, all of which orders were made in the ordinary course of business consistent with past practice. In addition, as of June 16, 2004, except as listed on Schedule 5.19, there are no Contracts or commitments for the purchase of supplies entered into by a Subject Company in excess of $50,000 per vendor or supplier, all of which Contracts and commitments were made in the ordinary course of business consistent with past practice. As of the date of this Agreement, there are no claims against such Subject Company known to MJ GeneWorks or the Shareholders to return in excess of an aggregate of $100,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returned. No outstanding purchase or outstanding lease (excluding real property leases) commitment of a Subject Company currently is in excess of the normal, ordinary and usual requirements of its business consistent with past practices. Except as set forth on Schedule 5.19, there is no outstanding bid, proposal, Contract or unfilled order of such Subject
Company that is reasonably likely to have, if accepted by the other party thereto, a Material Adverse Effect.

          5.20  Reserved.

          5.21 Customers and Suppliers. Schedule 5.21 contains a complete and accurate list of (i) all customers of such Subject Company during such Subject Company's last fiscal year, showing the approximate total sales by such Subject Company to each such customer during such fiscal year, and (ii) all suppliers of such Subject Company from whom such Subject Company has made aggregate purchases in excess of $50,000 during such Subject Company's last fiscal year, showing the approximate total purchases by such Subject Company from each such supplier during such fiscal year. To the knowledge of MJ GeneWorks and the Shareholders, since the 2003 Balance Sheet Date, there has been no adverse change in the business relationship with any material customer or supplier named in Schedule 5.21 and no threat or indication that any such change is reasonably foreseeable other than in connection with the Bankruptcy Case as described on
Schedule 5.9.

          5.22 Bank Accounts. Schedule 5.22 contains a list, true and correct in all material respects, of the names of each bank, savings and loan, or other financial institution in which such Subject Company has an account, including cash contribution accounts, or safe deposit boxes, and the names of all persons authorized to draw thereon or to access thereto.

          5.23 Environmental Matters.

          (a) Except as set forth on Schedule 5.23, each Subject Company is, and at all times has been, in compliance with all Environmental Laws (as defined below), except where the failure to comply would not reasonably be likely to have a Material Adverse Effect.

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


          (b) Except as set forth on Schedule 5.23, MJ GeneWorks and the Shareholders have no knowledge (without any duty of inquiry) of an existing or potential Environmental Claim (as defined below), and no Subject Company has received any written notification, nor does MJ GeneWorks or any Shareholder have any knowledge, of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any material disposal, release, or threatened release at any location, of any Hazardous Substance (as defined below) generated or transported by a Subject Company.

          (c) Except as set forth on Schedule 5.23, (i) no underground tank or other underground storage receptacle for Hazardous Substances has been constructed or installed or used by any Subject Company located on each Subject Company's properties and there have been no releases of any Hazardous Substances from any underground tank or related piping at any time caused by a Subject Company; and (ii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances by any Subject Company on, upon, or into the properties of such Subject Company, except where such circumstance or event is not reasonably likely to have a Material Adverse Effect.

          (d) Except as set forth on Schedule 5.23, there are no polychlorinated biphenyls or asbestos placed or released by any Subject Company on the Leased Property of any Subject Company, except where the presence of such material is not reasonably likely to have a Material Adverse Effect.

          (e) To the knowledge of MJ GeneWorks and the Shareholders, no environmental lien has attached to any property to be transferred to Buyer under this Agreement.

          (f)  Definitions.

               (i)  For purposes of this Agreement,
     "Environmental Laws" shall mean all federal, state, district, local, and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits, or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environment (including without limitation ambient air, surface water, ground water, land surface, or subsurface strata), including without limitation (i) laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, materials, wastes, or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of pollutants, contaminants, chemicals, industrial materials, wastes, or other substances. Environmental Laws shall include without limitation the Comprehensive Environmental Response,
     Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous
     Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water
     Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of
     1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state, foreign nation or other governmental authority. Notwithstanding the foregoing to the contrary, Environmental
     Laws shall include and be
     limited to those laws, rules and regulation governing each Subject Company in its capacity as a tenant or sublessor.

               (ii) For purposes of this Agreement,
     "Environmental Claims" shall mean all accusations, allegations, notice of violations, liens, claims, demands, suits, or causes of action for any damage, including without limitation, personal injury, property damage (including any depreciation of property values), lost use of property, or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only, Environmental Claims include (A) violations of or obligations under any contract between such Subject Company and any other person, (B) actual or threatened damages to natural resources, (C) claims for nuisance or its statutory equivalent, (D) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under any Environmental Laws, (E) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended or similar provisions of applicable state or foreign law, (F) claims for restitution, contribution, or indemnity, (G) fines, penalties, or liens of any kind against property, (H) claims for injunctive relief or other orders or notices of violation from federal, state, foreign or local agencies or courts, and (I) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

               (iii)     For purposes of this Agreement,
     "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by such Subject Company or its predecessors or successors in interest, agents, representatives, employees, or independent contractors. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by such Subject Company.

               (iv) For purposes of this Agreement, "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, or otherwise hazardous substances or materials (whether solids, liquids or gases), placed or released on any Leased Facility by a Subject Company or its employees or agents, including but not limited to any substances, materials, or wastes subject to regulation, control, or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive, and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents, or waste waters.

          (g) Notwithstanding anything contained in this Agreement to the contrary, it is the intention of the parties to address issues concerning Environmental Laws, Environmental

Claims, Environmental Conditions and Hazardous Substances in this
Section 5.23, and the violation of laws, statutes, orders, rules and regulations, ordinances, codes, orders, judgments, writs, injunctions, decrees or awards of any federal, state, local, or foreign court or governmental agency, department, authority or instrumentality relating thereto, in this Section 5.23, and no other more general reference in any other section of this
Article V to issues concerning or otherwise relating, directly or indirectly, to Environmental Laws, Environmental Claims, Environmental Conditions and Hazardous Substances, and the violation of laws, statutes, orders, rules and regulations, ordinances, codes, orders, judgments, writs, injunctions, decrees or awards of any federal, state, local, or foreign court or governmental agency, department, authority or instrumentality relating thereto shall be deemed to be a reference thereto except as otherwise specifically set forth in this Section 5.23.

          5.24  Employee Benefit Plans.

          (a) Definitions. The following terms, when used in this Section 5.24, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

               (i) Employee Plan. "Employee Plan" shall mean, with respect to each Subject Company, any employee benefit plan, program or arrangement, whether oral or written, with respect to which such Subject Company or any Subsidiary of such Subject Company may incur any liability to an employee or which covers any employee or former employee of such Subject Company or any Subsidiary of such Subject Company.

               (ii) ERISA.  "ERISA" shall mean the Employee
     Retirement Income Security Act of 1974, as amended.

               (iii) ERISA Affiliate. "ERISA Affiliate" shall mean, with respect to each Subject Company, any entity which is a member of a "controlled group of corporations" with or is under "common control" with such Subject Company or any Subsidiary of such Subject Company as defined in section 414(b) or (c) of the Code.

               (iv) Multiemployer Plan. "Multiemployer Plan" shall mean, with respect to each Subject Company, any Employee Plan with respect to such Subject Company which is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA.

               (v)  PBGC.  "PBGC" shall mean the Pension Benefit
     Guaranty Corporation.

               (vi) Pension Plan. "Pension Plan" shall mean, with respect to each Subject Company, any Employee Plan with respect to such Subject Company which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA
     (other than a Multiemployer Plan).

               (vii) Welfare Plan. "Welfare Plan" shall mean, with respect to each Subject Company, any Employee Plan with respect to such Subject Company which is an "employee welfare benefit plan", as defined in Section 3(1) of ERISA.

          (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 5.24 contains a complete list of Employee Plans with respect to each Subject Company. True and complete copies of each of the following documents have been delivered by each Subject Company to the
Buyer: (i) each Employee Plan with respect to such Subject Company (and each related trust agreement or other funding instrument) or written description thereof (where an Employee Plan is not in writing), (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan with respect to such Subject Company, (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan with respect to such Subject Company, (iv) all actuarial reports prepared for the last three plan years for each Pension Plan with respect to such Subject Company, (v) a description of complete age, salary, service and related data with respect to each Pension Plan, as of the last day of the most recent plan year for employees and former employees of such Subject Company and each Subsidiary of such Subject Company, and
(vi) a description setting forth the amount of any liability of such Subject Company as of the Closing Date for payments more than thirty days past due with respect to each Welfare Plan with respect to such Subject Company.

          (c)  Representations.  Except as set forth on Schedule
5.24, each Subject Company other than MJ Japan represents as follows:

               (i) As of the last day of the last plan year of each Pension Plan of such Subject Company and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan accrued but unpaid contributions) did not and will not exceed zero. None of such Subject Company, any Subsidiary of such Subject Company or any ERISA Affiliate of such Subject Company has any liability for unpaid contributions that are past due with respect to any Pension Plan with respect to such Subject Company.

               (ii) There are no Multiemployer Plans with respect to such Subject Company.

               (iii) Each Pension Plan with respect to such Subject Company and each related trust agreement, annuity contract or other funding instrument that is intended to be qualified under Section 401(a) of the Code is, to the Knowledge of each Subject Company, so qualified, and has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code. To the Knowledge of each Subject Company nothing has occurred with respect to any such Plan that could cause the loss of such qualification.

               (iv) There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan with respect to such Subject Company. No filing has been made by such Subject Company, any Subsidiary of such Subject Company or any ERISA Affiliate of such Subject Company with the PBGC, and no proceeding has been commenced by any person, (including the PBGC), to terminate any Pension Plan with respect to such Subject Company. No condition exists and no event has occurred that could constitute grounds for termination of any Pension Plan with respect to such Subject Company, except where such termination is not reasonably likely to have a Material Adverse Effect. None of such Subject Company, any Subsidiary of such Subject Company or any ERISA Affiliate of such Subject Company has, at any time, incurred any liability, contingent or otherwise, pursuant to any provision of Title IV of ERISA or the regulations thereunder, other than for premiums due the PBGC.

               (v)  Each Employee Plan with respect to such
     Subject Company and each related trust agreement, annuity contract or other funding instrument has been maintained and currently is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including but not limited to ERISA and the Code.

               (vi) None of such Subject Company, any Subsidiary of such Subject Company, any ERISA Affiliate of such Subject Company or any Welfare Plan with respect to such Subject Company has any present or future obligation to provide medical (other than COBRA) or death benefits after termination of employment with such Subject Company, any Subsidiary of such Subject Company or any ERISA Affiliate of such Subject Company, to the extent required under Section 4980B of the Code or other applicable law (but not including any such obligation that may arise from the treatment of or other actions affecting such Personnel by or after the Closing), and no condition exists which would prevent such Subject Company from amending or terminating any such benefit program or Welfare Plan. Except as provided by law or as set forth in Schedule 5.24, as of the Closing Date no Subject Company has any obligation to any former employee of such Subject Company to provide medical insurance coverage to such former employee under COBRA.

               (vii) Except as provided by law or as set forth in Schedule 5.24, the employment of all persons presently employed or retained by such Subject Company or a Subsidiary of such Subject Company is terminable at will.

               (viii)    There is no Employee Plan with respect
     to such Subject Company that if terminated would give rise to any penalty or forfeiture except as set forth in Schedule
     5.24.

               (ix) No amounts required to be contributed under any Employee Plan with respect to such Subject Company would not be deductible pursuant to the terms of Sections 162(a)(1), 404 or 280G of the Code. None of such Subject Company, any Subsidiary of such Subject Company or any plan fiduciary of any Welfare Plan or Pension Plan with respect to such Subject Company has engaged in any transaction in material violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

               (x)  Each Employee Plan with respect to such
     Subject Company and related trust agreement, annuity contract or other funding instrument is legally valid and binding and in full force and effect.

               (xi) None of such Subject Company, any Subsidiary of such Subject Company, any ERISA Affiliate of such Subject Company or any Employee Plan with respect to such Subject Company is a party to any litigation relating to or seeking benefits under any Employee Plan with respect to such Subject Company.

               (xii) Except as listed on Schedule 5.24, none of such Subject Company, any Subsidiary of such Subject Company or any ERISA Affiliate of such Subject Company has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan with respect to such Subject Company.

               (xiii) No event has occurred in connection with which such Subject Company, any Subsidiary of such Subject Company, any ERISA Affiliate of such Subject Company or any Employee Plan with respect to such Subject Company directly or indirectly, could be subject to any material liability (other than for contributions or payment of benefits under such Employee Plan as they come due) under ERISA, the Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation and for which such Subject Company or a Subsidiary of such Subject Company has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

          5.25 No Brokers. Except as set forth on Schedule 5.25, such Subject Company does not have nor will have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          5.26 No Other Agreements to Sell the Assets or Capital Stock of such Subject Company. Except as listed on
Schedule 5.26 and except in connection with the Senior Executive Dispute, neither a Subject Company nor any Shareholders have any legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of the Assets of such Subject Company (other than in the ordinary course of business), to sell or effect a sale of any of the capital stock of such Subject Company or to effect any merger, consolidation or other reorganization of such Subject Company or to enter into any agreement or cause the entering into of an agreement with respect thereto.

          5.27 Material Misstatements Or Omissions. No representations or warranties by such Subject Company or the Shareholders in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

          5.28 Reserved.

          5.29 Product Returns, Product Liability and Product Warranty. Schedule 5.29 contains a true and complete description of (a) all material warranties granted or made with respect to products sold, or services rendered, by each Subject Company and
(b) each Subject Company's material product liability claims and product warranty experience for the last three (3) years and each Subject Company's material product returns experience for the last five (5) months, in each case for products that have been sold for such periods of time. Each Subject Company warrants that it has committed no act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or liability for breach of warranty (not covered by any of the insurance policies of a Subject Company effective as of the Closing Date) on the part of such Subject Company, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date in excess of $3,252,502 in the aggregate.

          5.30 Line of Credit. As of May 20, 2004, the principal amount owed by MJ Research under the line of credit with Bank of America (formerly Fleet Bank), which line of credit is no longer available (the "Line of Credit") was $7,650,000 (the "Line of Credit Maximum Principal Amount"), and accrued and unpaid interest was $14,450. Interest on the Line of Credit was accruing as of May 20, 2004 at approximately $850 per day, subject to interest rate change as provided in the loan agreement for the Line of Credit.

          5.31 John Hansen. John Hansen resigned his position as Vice President, Communications of MJ Research on August 6, 2004.

          5.32  [ ** ].  The [ ** ] incurred by MJ Research from
May 1, 2004 through July 31, 2004 shall be no more than [ ** ].

                           ARTICLE VI.

      REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER

          Buyer hereby represents and warrants and Covenants to each Subject Company and the Shareholders as follows:

          6.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the state of its incorporation.

          6.2 Authorization. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

          6.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default is reasonably likely to have a Material Adverse

[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

Effect or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award.

          6.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          6.5  Reserved.

          6.6  Reserved.

          6.7 Canadian Employees. Buyer hereby agrees that, upon the Closing or promptly thereafter, it will offer employment to the three employees of MJ Instrument Sales Co., a Nova Scotia entity, at salaries (including, without limitation, commissions and benefits) reasonably equivalent to existing amounts. Buyer hereby covenants and agrees to assume and pay amounts owing to MJ Instruments Sales Co. as of the Closing Date under the Organization and Support Services Agreement dated as of January 1, 2003 between MJ Research and MJ Instrument Sales Co., as amended, and the Non-Exclusive Agency Agreement dated as of January 1, 2004 between MJ Research and MJ Instrument Sales Co., as amended (including, without limitation, amounts that will be payable as commissions to MJ Instrument Sales Co. and its employees for sales incurred prior to Closing); it being understood that such covenant and agreement shall not have any effect on any other valid obligation of any Subject Company to MJ Instrument Sales Co.

          6.8 Bankruptcy. Buyer hereby covenants and agrees that it will (i) in the Bankruptcy Proceeding, use commercially reasonable efforts to cause MJ Research to emerge from the Bankruptcy Proceeding as quickly as commercially reasonable, including, without limitation, that in the Bankruptcy Proceeding, Buyer will execute and deliver, where appropriate, and will cause to be filed within two days of the execution of this Agreement, and use commercially reasonable efforts to support, a motion and supporting documentation substantially in the form attached hereto as Exhibit 6.8, and (ii) in the Bankruptcy Proceeding, cause motions to be filed and defended in connection with actions to be taken by MJ Research under or pursuant to this Agreement or the documents executed in connection herewith, and (iii) cause MJ Research and its affiliates to take any actions to be taken by it under or pursuant to this Agreement or the documents executed in connection herewith.

          6.9 Facility Side Letters; Simson Agreement; Etc.. Buyer hereby agrees to cause MJ Research or its successor or assign to execute, deliver and perform the Facility Side Letters, the Simson Agreement, the Joint Defense Agreement and any other document to be executed by MJ Research pursuant to this Agreement either (i) immediately upon the Dismissal of the Bankruptcy Proceeding, or, if the Dismissal of the Bankruptcy Proceeding has not occurred on or before September 30, 2004 (ii) by filing or causing to be filed in the Bankruptcy Proceeding and using commercially reasonable efforts to support a motion or motions in support of the execution, delivery and performance by MJ Research of each of the Facility Side Letters and the Simson Agreement.

          "Dismissal of the Bankruptcy Proceeding" shall mean the Final Order of the Bankruptcy Court dismissing the Bankruptcy Proceeding. "Final Order" shall mean an order or judgment of the Bankruptcy Court or other applicable court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

                          ARTICLE VII.

             COVENANTS OF THE SUBJECT COMPANIES, THE
                     SHAREHOLDERS AND BUYER

          Each Shareholder and each of MJ GeneWorks and Buyer covenant and agree one with the other that, prior to the Closing
Date:

          7.1 Maintenance of Business Prior to Closing.

          (a) MJ GeneWorks shall, and shall cause each other Subject Company to, use its commercially reasonable efforts to continue to carry on the business of such Subject Company in the ordinary course and consistent with past practice and will not take any action inconsistent therewith or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, MJ GeneWorks shall, and shall cause each other Subject Company to, (i) maintain the Assets of such Subject Company in their current state of repair in the ordinary course of business, excepting normal wear and tear; (ii) maintain insurance covering the Assets of such Subject Company substantially similar to that in effect on the date hereof;
(iii) use commercially reasonable efforts to preserve the current business organization of such Subject Company intact; (iv) use its commercially reasonable efforts to keep available the services of its current Personnel; and (v) use its commercially reasonable efforts to preserve the current business relationships with customers, suppliers, distributors and others having business dealings with such Subject Company. No Subject Company will engage in any practice, take any action, embark on any course of inaction or enter into any transaction that would cause or result in any of its representations and warranties set forth in Article V to be untrue as of the Closing Date.

          (b) Prior to the Closing, Buyer shall use commercially reasonable efforts to continue to carry on the business of Buyer in the ordinary course and consistent with past practice and will not take any action inconsistent therewith or with the consummation of the transactions contemplated hereby. Buyer will not engage in any practice, take any action, embark on any course of inaction or enter into any transaction that would cause or result in any of its representations and warranties set forth in
Article VI to be untrue as of the Closing Date.

          7.2 Reserved.

          7.3 Environmental. Buyer shall have the right, at its sole cost and expense, subject to any required consents of the owners of any Leased Property, to (i) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Leased Property of such Subject Company, and to conduct such other procedures as may be recommended by an environmental consultant engaged by Buyer based on its reasonable professional judgment, in a manner consistent with good engineering practice, (ii) inspect records, reports, permits, applications, monitoring results, studies, correspondence data and any other information or documents relevant to environmental conditions or environmental noncompliance; and (iii) inspect all buildings and equipment at the Leased Property of such Subject Company including, without limitation, the visual inspection of the physical plans for asbestos-containing construction materials; provided, in each case, such tests and inspections shall be conducted only (x) during regular business hours; and (y) in a matter that will not unduly interfere with the operation of the business of such Subject Company and/or the use of, access to or egress from the Leased Property of such Subject Company. Buyer acknowledges that no Subject Company has the right to permit any invasive testing or testing of soil or groundwater and that any such permission must be sought from the applicable land owner.

          7.4 Consents and Commercially Reasonable Efforts. As soon as practicable, each of Buyer and MJ GeneWorks and the Shareholders will commence all commercially reasonable action to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the consummation of the transactions provided for hereby on or prior to the Closing Date. The costs of such consents are to be born by equally by Buyer and the Shareholders.

          7.5  Financial Statements.

          (a) MJ GeneWorks shall have provided Buyer with the 2003 Financial Statements as provided in Section 5.8.

          (b)  MJ GeneWorks and its Subsidiaries have provided
Buyer with the unaudited balance sheet and the unaudited statements of income, retained earnings and cash flows of the Subject Companies for the period ended July 31, 2004, as adjusted
(the "2004 Interim Financial Statements").

          7.6  Employee Matters.

          (a) Buyer does not anticipate that there will be an "employment loss" as defined under the Worker Adjustment and Retraining Notification Act or any applicable state law equivalent (the "Warn Act") in connection with the transaction contemplated hereby. In the event that there is an employment loss in connection with the transaction contemplated hereby, Buyer shall indemnify and save and hold harmless the Shareholders from any and all liabilities arising under the Warn Act.

          (b) During the period between the date hereof and the Closing Date, MJ GeneWorks shall, and MJ GeneWorks and the
Shareholders shall cause each Subject Company to, use its commercially reasonable efforts to keep available such Subject Company's current employees now employed with respect to the business of such Subject Company.

          7.7  Reserved.

          7.8 No Mergers, Consolidations, Sale of Stock, Etc. Such Subject Company and the Shareholders will not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of its capital stock or the merger of such Subject Company with, or any direct or indirect disposition of a significant amount of the Assets or the business of such Subject Company to, any person other than Buyer or its affiliates or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction.

          7.9 Litigation Escrow. Buyer and, upon the consent in the Bankruptcy Proceeding if necessary, MJ Research, Inc. shall enter into a joint defense agreement whereby the parties will
define Buyer's ability to participate in the         [ ** ],
which participation will require, among other things, that Buyer
pay in full when due all                [ ** ]                as
more fully set forth in Section 3.3; provided that, simultaneously with its execution and delivery to the Shareholders of this Agreement, Buyer shall, to the extent it has not already done so, deposit $2.5 million into an escrow account pursuant to the Litigation Escrow Agreement dated as of the date hereof by and among certain of the Subject Companies, the Shareholders, Buyer and the Escrow Agent named therein (the
"Litigation Escrow"), which shall be used to pay the           [
** ]                              (which fees will be paid
promptly upon receipt by Buyer, MJ GeneWorks and the Shareholders of a copy of the invoice therefor), and all amounts so paid shall
be allocated to the payment of the                 [ ** ]
as more fully described in Section 3.3, and shall be treated as
part of the                  [ ** ]                for purposes
of Section 3.3.  For the avoidance of doubt, prior to the
Closing, Buyer shall have no obligation to pay any           [ **
]            except to the extent of the amount deposited in the
Litigation Escrow.

          7.10 Reserved.

          7.11 Line of Credit. As of the Closing Date, the outstanding principal amount on the Line of Credit shall not exceed the Line of Credit Maximum Principal Amount (not including the capitalization of any interest, fees, expenses or other amounts owing under the Line of Credit).

          7.12 Shareholders' Loans. Schedule 7.12 lists all outstanding loans by the Shareholders or their Affiliates to any Subject Companies (the "Shareholder Loans").

          7.13 Confidentiality.

          (a) Buyer recognizes and acknowledges that prior to the Closing it will have access to certain confidential information about the business of the Subject Companies and the Shareholders, including without limitation intellectual property, lists of customers, operational policies, pricing and cost policies, all of which has been provided to Buyer for the purpose of evaluating the transactions contemplated by this Agreement. Buyer agrees, that, without the prior written consent of the Subject Companies and the Shareholders, prior to the Closing it will

[**] The material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

not use such confidential information other than for the purposes for which it has been provided and will not disclose such confidential information to any person or entity for any purpose whatsoever except for employees or other advisors of Buyer involved in the transactions described herein and who are subject to confidentiality agreements and only in connection with such transactions and except in connection with notices required to be given by Buyer in this Agreement provided that Buyer has discussed such notices with the Shareholders or their counsel prior to such disclosure, it will not use such confidential information for any purpose whatsoever (including without limitation for purposes of its own business) and will not disclose such confidential information to any other person or entity for any purpose whatsoever unless such person is identified in, and subject to a confidentiality agreement as more fully provided in, Section 7.2; in each case unless such information becomes known to the public generally through no fault of Buyer, was known by Buyer or its affiliates prior to the beginning of negotiations regarding the Subject Companies or unless Buyer is required by law or subpoena to disclose such information. If the Buyer is requested to provide such information pursuant to requirements of applicable law or by subpoena, it shall notify the Subject Companies and the Shareholders as promptly as possible and shall allow the Subject Companies and the Shareholders the opportunity to oppose such request or to seek an appropriate protective order.

          (b) Each of the Shareholders and the Subject Companies recognize and acknowledge that prior to the Closing it will have access to certain confidential information about the Buyer for the purpose of evaluating the transactions contemplated by this Agreement. Each of the Shareholders and the Subject Companies agree, that, without the prior written consent of the Buyer, prior to the Closing it will not use such confidential information other than for the purposes for which it has been provided and will not disclose such confidential information to any person or entity for any purpose whatsoever except for employees or other advisors of either of the Shareholders or the Subject Companies involved in the transactions described herein and who are subject to confidentiality agreements and only in connection with such transactions and except in connection with notices required to be given by either of the Shareholders or the Subject Companies in this Agreement provided each of the Shareholders or the Subject Companies has discussed such notices with the Buyer or their counsel prior to such disclosure, it will not use such confidential information for any purpose whatsoever (including without limitation for purposes of its own business) and will not disclose such confidential information to any other person or entity for any purpose whatsoever unless such person is identified in, and subject to a confidentiality agreement as more fully provided in, Section 7.2; in each case unless such information becomes known to the public generally through no fault of either the Shareholders or the Subject Companies, was known by either of the Shareholders or the Subject Companies or the Subject Companies' affiliates prior to the beginning of negotiations regarding the Subject Companies or unless either of the Shareholders or the Subject Companies is required by law or subpoena to disclose such information. If either of the Shareholders or the Subject Companies is requested to provide such information pursuant to requirements of applicable law or by subpoena, it shall notify the Buyer as promptly as possible and shall allow the Buyer the opportunity to oppose such request or to seek an appropriate protective order.

          7.14 Section 338(h)(10) Election; 2004 Stockholder Tax
Liability.

          (a) Buyer, the Shareholders and MJ GeneWorks shall take all necessary and appropriate steps to join in the making of an election pursuant to Section 338(h)(10) of the Code

(and any corresponding elections under state, local or foreign tax laws) (the "Section 338(h)(10) Election") with respect to the purchase and sale of the capital stock of MJ GeneWorks and will jointly take such actions as are necessary to effect such election. As soon as practicable, on or after the Closing Date, the parties will timely file IRS Form 8023 and such other forms as are required to effect such election.

          (b) The modified aggregate deemed Purchase Price shall be allocated among the assets of the Company on the basis set forth on Schedule 7.14; such allocations will be used in filing Form 8883 and such other forms as are required to effect the
Section 338(h)(10) Election. Subject to the requirements of any applicable tax law or election, all income tax returns filed by the Shareholders, Buyer or any Subject Company will be prepared consistently with such allocations. None of Buyer, any Subject Company or any Shareholder shall take any position before any taxing authority or in any judicial proceeding with respect to income taxes that is inconsistent with such mutually agreed-upon allocations.

          (c) On or before the date that is ten days prior to the date any Shareholder is required to pay any estimated or actual federal, state or local income taxes resulting from the transactions contemplated by this Agreement, Buyer shall pay to such Shareholder, by wire transfer of immediately available funds to an account designated by such Shareholder, an additional payment amount equal to the following:

      (1) the difference between

                (A) the aggregate amount of federal, state and local income taxes that would have been payable by such Shareholder had the Section 338(h)(10) Election not been made, assuming for these purposes that the Shareholder was or is in the maximum marginal tax brackets for federal, state and local income tax purposes, and further assuming that the Shareholder is subject to the federal alternative minimum tax, and

               (B) the aggregate amount of federal, state and local income taxes that will be payable by the Shareholder as a result of the Section 338(h)(10) Election, assuming the Shareholder was or is in the maximum marginal tax brackets for federal state and local income tax purposes, and further assuming that the Shareholder is subject to the federal alternative minimum tax;

          all such computations to take into account all factors, including, but not limited to, the increase in income and gain recognized as a result of the Section 338(h)(10) Election and changes in character of the income subject to tax (the difference between such two tax calculations is referred to herein as the "Difference"), plus

     (2) an incremental amount further grossing up such Difference for any federal, state or local taxes, arising from
(A) the payment of the Difference plus (B) the payment of such incremental amount (said incremental amount being referred to herein as the "Gross Up Amount") such that, after taking into account payment of the Gross Up Amount and the Difference, such Shareholder will have received approximately the same aggregate after-tax proceeds from the aggregate transactions under this Agreement that such Shareholder would have enjoyed but for the Section 338(h)(10) Election, again based on the assumptions set forth in this subsection (c).

     The purpose of this subsection (c) is to provide a method for reasonably approximating the additional payments necessary to put each Shareholder in the same position after the Section 338(h)(10) Election as that person would be in absent such election, by assuming for such calculation purposes that each Shareholder is in the maximum tax bracket in each jurisdiction, and further assuming that such Shareholder is subject to the Federal alternative minimum tax, in order to make it possible to simplify the calculation and complete it contemporaneously with any payment or other event that results in tax liabilities to such Shareholder pursuant to the transactions contemplated by this Agreement. The Buyer is agreeing to make all such additional payments to each Shareholder, under this section 7.14, as consideration for each Shareholder's agreement to execute and file the 338(h)(10) Election.

          (d) Buyer and Shareholders acknowledge and agree in advance that, at the time the 338(h)(10) Election is filed, it may be difficult or impossible to determine the full and correct amount of both the Difference and the Gross Up Amount contemplated in section 7.14(c), due, among other things, to the existence of contingent payments that may not be fixed and determinable on or before such date. Buyer therefore agrees that, at the time any future payments are made to the Shareholders under this Agreement, Buyer shall at that time pay to each Shareholder such amount as would be required under
Section 7.14(c), hereof.

          (e) The parties acknowledge and agree that, when and if any taxing authority increases the tax liability for any Shareholder as a result of the transactions contemplated by this Agreement, the Buyer shall make such payments to such Shareholder as required in accordance with Section 7.14(c); provided, however, that in the event of an actual tax audit and adjustment by any taxing authority, the additional payments owed by Buyer to such Shareholder at that time will be the Difference and Gross Up Amount determined using the actual tax return and actual tax items of such Shareholder, as adjusted by the taxing authorities. The purpose and intention of this section 7.14(e) is to assure that, after any tax audit, each Shareholder is in the same economic position on an after-tax basis that he would be in if no
Section 338(h)(10) Election were filed.

          7.15 Reserved.

          7.16 Filings. Notwithstanding anything in this Agreement to the contrary, no party hereto makes any representation, warranty, covenant or agreement in respect of notices to any person or filings with any non-United States government or other foreign jurisdiction in connection with the execution, delivery or performance of this Agreement.

          7.17 401(k) Plan. The Shareholders shall have no liability with respect to the action by MJ GeneWorks's board of directors to terminate its 401(k) plan (the "Seller's 401(k)
Plan") effective immediately prior to the Closing Date, and Buyer shall indemnify the Shareholders from any liability with respect to such termination and from any liability with respect to any actions or omissions taken by the Buyer after the Closing Date with respect to the termination of the Seller's 401(k) Plan and/or the Buyer's distribution of benefits or merger of account balances. The preceding sentence and the indemnity it contains shall not apply to any liability, tax, penalty, cost or other expense attributable to acts or omissions prior to the Closing other than the adoption of a corporate resolution to terminate the Seller's 401(k) Plan, which resolutions were adopted at the request of the Buyer.

          7.18 Colonnade Apartment. Buyer shall permit (or cause to be permitted) John D. Finney, at his sole costs and expense, to continue to occupy the corporate residence at the Colonnade Residences, 118 Huntington Avenue, Apt. 901, Boston, MA from the date hereof through December 31, 2004.

          7.19 Transfer of MJ Japan. Immediately following the Closing, Buyer shall make or cause to be made employment offers to at least three of the following four persons: Yoshiharu Naito, Sales Manager, Makoto Abe, Applications Manager, Yukimasa Nakashima, Technical Service Manager, and Hiroko Yoshida, Accounting Manager (such three or four employees to whom employment offers are made being the "Buyer Employees"; all other employees of MJ Japan collectively referred to as the "Remaining Employees"). Within the period that is 30 days after the Closing (the "30-Day Transfer Preparation Period"), the parties hereto will pursue a sale or other transfer (a "Transfer") to a purchaser (the "Third-Party Purchaser") of MJ Japan, as a legal entity, provided that at the time of such transfer, such entity will have only the following assets and liabilities: (1) the current lease for the office space occupied by MJ Japan; (2) the employment relationship with all or some portion of the Remaining Employees; (3) furniture and fixtures (including, without limitation, the laboratory equipment) currently used by MJ Japan;
(4) the computer equipment and systems currently used by MJ Japan; (5) any lease for furniture, fixtures and equipment used by MJ Japan, and any automobile leases for automobiles used primarily by employees whose employment relationships are being transferred pursuant to clause (2) above; and (6) all corporate books and records and other similar assets of MJ Japan (but not including the name "MJ Japan" itself) (collectively, the "Transferred Assets"). Within the Transfer Preparation Period, in anticipation of the Transfer, Buyer shall make reasonable efforts to transfer out of MJ Japan all assets and liabilities other than the Transferred Assets. If Buyer is not able to transfer out all such assets on a commercially reasonable basis, including because the accounts receivable are not easily transferred or distributed, then the parties agree that the Buyer will be allocated an appropriate portion of any proceeds from a Transfer such that Buyer is made whole for leaving such assets in
MJ Japan.   Definitive documentation relating to the Transfer
shall be executed by the Third-Party Purchaser within the Transfer Preparation Period, and such transaction shall be consummated within the period that is 45 days after the Closing.

          In the event the parties consummate a Transfer in which Buyer recognizes a net profit calculated in the manner described below (the "Transfer Net Profit"), Buyer will pay the
Shareholders an additional amount equal to 50% of the Transfer
Net Profit. The Transfer Net Profit will be determined based on the following factors: (1) all costs of transferring to Buyer the assets and liabilities of MJ Japan other than the Transferred
Assets will be disregarded; (2) Buyer will bear the costs of operating MJ Japan during the 30-Day Transfer Preparation Period, and such operating costs are to be taken into account in determining Transfer Net Profit; (3) if Buyer elects to retain and employ any Remaining Employees after the 30-Day Transfer
Preparation Period in preparation for a Transfer, such other operating costs will be deducted from the gross proceeds of a Transfer in determining Transfer Net Profit; (4) and any all other costs reasonably incurred by Buyer or MJ Japan directly in connection with the Transfer, including, without limitation, attorneys' fees, will be taken into account in determining Transfer Net Profit; and (5) if the purchase price paid by the Third-Party Purchaser is increased to reimburse Buyer for MJ Japan assets other than the Transferred Assets, such portion of the purchase price shall be allocated exclusively to Buyer and shall not be taken into account when calculating Transfer Net
Profit.

          In the event the Third Party Purchaser requires that one or more of the Remaining Employees be terminated prior to the Transfer and Buyer must pay severance costs (including, without limitation, severance payments that are customarily made to Japanese employees by Japanese companies in similar situations (the "Severance Costs")) to such terminated employees, the Shareholders receive 50% of the Transfer Net Profit less 50% of the Severance Costs paid by Buyer to such terminated employees.

          In the event the parties are not able to identify a Third Party Purchaser during the 30-Day Transfer Preparation Period, Buyer may at any time thereafter, in its sole and absolute discretion, elect to terminate the Remaining Employees. In the event Buyer terminates one or more of the Remaining Employees upon or after the termination of the 30-Day Transfer Termination Period and thereafter pays Severance Costs to such terminated employee(s), the Shareholders shall pay to Buyer an amount equal to the lesser of the following: (a) 50% of the amount of the Severance Costs paid by Buyer to such terminated employee(s); and (b) in the aggregate for all such terminations, US$500,000. Notwithstanding the foregoing, the Shareholder's obligation to make payments pursuant to this paragraph with respect to unterminated Remaining Employees shall terminate in the event a Transfer has not occurred within one hundred twenty days of the Closing Date (the "Expiration Date") except in respect of specific amounts claimed to be owed to Buyer pursuant to this paragraph in a writing delivered to the Shareholders by the Buyer before the Expiration Date. The parties may extend such one hundred twenty day period by mutual written agreement executed by all parties.

          To secure payment by the Shareholders to Buyer of their portion of any Severance Costs, the parties agree to enter into an escrow agreement (the "Severance Escrow Agreement") in substantially the form attached hereto as Exhibit 7.19. The parties agree to treat the $500,000 held under the Severance Escrow Agreement as belonging to the Buyer until such funds are released pursuant to the terms of said escrow agreement.

          7.20 Jeanette Finney. Buyer intends to continue employing Jeanette Finney in her current capacity at her current salary and with the benefits package offered most remaining employees of the Subject Company for some period after the Closing. Ms. Finney's employment may be terminated by Buyer upon two week's notice or two weeks' pay in lieu of notice, but in any event shall terminate effective October 30, 2004. Upon such termination, in exchange for a full release by Ms. Finney for all claims she may have against the Subject Companies, Buyer agrees to pay Ms. Finney severance equal to $16,228. Provided Buyer complies with the terms of this Section 7.20, John D. Finney agrees to indemnify Buyer for Damages (as defined below) incurred in connection with any claims made by Ms. Finney arising from her employment with any Subject Company.

          ARTICLE VIII.


           CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS

          The obligations of each Shareholder to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by such Shareholder):

          8.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date except to the extent that any such representation and warranty refers to a specific date, in which case it shall be true and correct in all material respects as and as of said date, and Buyer shall have performed all material agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

          8.2 Consents. Any necessary governmental approvals under applicable U.S. and foreign laws and other third party approvals required to be obtained by Buyer pursuant to
Section 7.4 shall have been obtained.

          8.3 No Governmental Proceedings or Litigation. No Action by any governmental authority shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement, that questions the validity or legality of the transactions contemplated hereby that is reasonably likely to have a Material Adverse Effect.

          8.4 Opinion of Counsel. Buyer shall have delivered to the Shareholders an opinion of the general counsel to Buyer, dated as of the Closing Date, as to the matters set forth on
Exhibit 8.4 hereto.

          8.5  Certificates.  The Buyer will furnish the
Shareholders the following certificates:

          (a) A certificate executed by the Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date
(i) a true and complete copy of the bylaws of Buyer, (ii) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, and (iii) incumbency matters.

          (b) A certificate executed by the President or any Vice President of Buyer certifying that, as of the Closing Date, the conditions set forth in Article VIII and Article IX have been satisfied; and

          (c) A copy of the certificate of incorporation of Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of Delaware.

          8.6 Consulting Agreements. Buyer shall have entered into the Consulting Agreements with the Shareholders.

                           ARTICLE IX.

                CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer to consummate any of the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by Buyer):

          9.1 Representations, Warranties and Covenants. All representations and warranties of each of the Subject Companies and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date except to the extent that any such representation and warranty refers to a specific date, in which case it shall be true and correct in all material respects as and as of said date, and each Subject Company and the Shareholders shall have performed all agreements and covenants required hereby to be performed by either of them prior to or at the Closing Date.

          9.2 Consents. Any necessary governmental approvals under applicable U.S. and foreign laws and other third party approvals required to be obtained by MJ GeneWorks or the Shareholders pursuant to Section 7.4 shall have been obtained.

          9.3 No Governmental Proceedings or Litigation. No Action by any governmental authority shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement, or that questions the validity or legality of the transactions contemplated hereby.

          9.4  Opinion of Counsel.  MJ GeneWorks and the
Shareholders shall have delivered to Buyer an opinion of Greenberg Traurig, LLP, dated as of the Closing Date, as to the matters set forth on Exhibit 9.4 hereto.

          9.5 Certificates. The Shareholders will furnish Buyer the following certificates:

          (a) A certificate executed by the Secretary or an Assistant Secretary of MJ GeneWorks and each Subject Company other than MJ Japan and MJ Research certifying as of the Closing Date (i) a true and complete copy of the bylaws of such Subject Company; (ii) a true and complete copy of the resolutions of the board of directors of such Subject Company authorizing, in the case of MJ GeneWorks, the execution, delivery and performance of this Agreement, and, in the case of such Subject Company, and the consummation of the transactions contemplated hereby; and
(iii) incumbency matters.

          (b) A certificate executed by the President or any Vice President of MJ GeneWorks and by each Shareholder certifying that, as of the Closing Date, the conditions set forth in Article
IX and in Article VIII have been satisfied;

          (c) A copy of the articles of incorporation, certificate of incorporation or equivalent of each Subject
Company other than MJ Japan and all amendments thereto, certified as of a recent date by the appropriate Secretary of State;

          (d) A copy of the certificate to do business of each Subject Company other than MJ Japan, certified by the appropriate
Secretary of State, in each state where such Subject Company is qualified to do business as a foreign entity;

          (e) A certificate of the appropriate Secretary of State certifying the good standing of each Subject Company other than MJ Japan in its state, or country of incorporation and all states where it is qualified to do business;

          (f)  Reserved.

          9.6  Reserved.

          9.7  Reserved.

          9.8 Escrow Agreements. The Shareholders shall have entered into the Indemnification Escrow Agreement with Buyer.

          9.9 Consulting Agreements. The Shareholders shall have entered into the Consulting Agreements with Buyer.

          9.10 Reserved.

          9.11 Reserved.

          9.12 Tax Matters. No new elections with respect to Taxes, or changes in current elections with respect to Taxes, affecting any Subject Company shall have been made after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

          9.13 Endorsement of Loans. Buyer shall have received executed endorsement allonges (the "Endorsement Allonges") for each of the Promissory Notes identified on Schedule 7.12.

          9.14 Financial Statements. Buyer shall have received the 2003 Financial Statements and the 2004 Interim Financial
Statements.

                           ARTICLE X.

                     COVENANT NOT TO COMPETE

          Each of Michael J. Finney and John D. Finney
(individually, a "Controlling Shareholder" and, collectively, the "Controlling Shareholders") acknowledges and agrees that the business of each Subject Company is conducted throughout the world (the "Territory") and that such Subject Company's reputation and goodwill are an integral part of its business success throughout the Territory. If a Controlling Shareholder deprives such Subject Company of its goodwill or in any manner utilizes its reputation and goodwill in competition with Buyer or any Subject Company, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement. Accordingly, as an inducement for Buyer to enter into this Agreement, each

Controlling Shareholder, with respect to each Subject Company, agrees that for a period of five (5) years after the Closing Date (the "Non-competition Period"), such Controlling Shareholder shall not, without Buyer's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization that, directly or indirectly, is engaged in the Business in the Territory; except that ownership of an equity interest of 2% or less in any such firm or business that is a public corporation shall not be prohibited by this Article X. In the event the agreement in this Article X shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          From the date hereof until one year following the termination of the Consulting Agreement for the relevant Controlling Shareholder, such Controlling Shareholder shall not
(a) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person, firm or corporation that is a customer of any Subject Company at the time of the Closing or has been a customer of any Subject Company within the 18 months immediately preceding the Closing (or, during the term of the Consulting Agreement, any Person who is a customer of a Subject Company during such term) for products or services the same as, or competitive with, the Business, or approach any such Person, firm or corporation for such purpose or authorize the taking of such actions by any other Person, firm or corporation or assist or participate with any such Person, firm or corporation in taking such action, or (b) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person, firm or corporation that is an employee, agent or consultant of or to such Subject Company within the 18 months immediately preceding the Closing (or, during the term of the Consulting Agreement, any Person who is an employee, agent or consultant of a Subject Company during such term) to do anything such Controlling Shareholder is restricted from doing by reason of this Article X, and no Controlling Shareholder shall approach any such employee, agent or consultant for such purpose or authorize or participate with the taking of such actions by any other Person, firm or corporation or assist or participate with any such Person, firm or corporation in taking such action; provided that, notwithstanding anything in this clause (b) to the contrary, this clause (b) shall not relate to the following persons: Edward Breakell, Facilities Project Manager, Rita Dunton, Accountant, Jeanette Finney, Financial Analyst, and Javier Sanchez, Facilities Engineer.

          Each Controlling Shareholder acknowledges that the Confidential Information (as defined below) of each Subject Company is valuable and proprietary to the business of such Subject Company and agrees not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Confidential Information or Developments (as defined below) of such Subject Company without the prior written consent of Buyer and/or its affiliates. For purposes of this Agreement, "Confidential Information" shall mean with respect to each Subject Company, all confidential information of such Subject Company existing at, or, if not in tangible form, arising prior to, the time of the Closing and that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by such Controlling Shareholder in violation of this
Article X), including information entrusted to such Subject
Company by others

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

as of such time, and including, without
limitation, any such information in the form of: (a) customer lists, lists of potential customers and details of agreements with customers of such Subject Company; (b) acquisition, expansion, marketing, financial and other business information and plans of such Subject Company; (c) research and development of such Subject Company; (d) computer programs and Computer Software of such Subject Company; (e) sources of supplies of such Subject Company; (f) identity of specialized consultants and contractors and Confidential Information developed by them for such Subject Company; (g) purchasing, operating and other cost data of such Subject Company; (h) special customer needs, cost and pricing data of such Subject Company; (i) employee information with respect to such Subject Company, (j) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records of such Subject Company, whether or not legended or otherwise identified as Confidential Information, as well as information that was the subject of meetings and discussions and not so recorded. For purposes of this Agreement, "Developments" shall mean with respect to each Subject Company all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, of such Subject Company existing at, or, if not in tangible form, arising prior to, the time of the Closing and relating to the products, services or activities of such Subject Company at the time of the Closing or with respect to which such Subject Company has substantial plans for development as of the time of the Closing.

          Each Controlling Shareholder acknowledges that a breach of the covenants contained in this Article X will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Controlling Shareholder agrees that if such Controlling Shareholder breaches the covenant contained in this Article X in addition to any other remedy that may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security.

                           ARTICLE XI.

              ACTIONS BY THE SHAREHOLDERS AND BUYER
                        AFTER THE CLOSING

          11.1 Books and Records. The Shareholders and Buyer agree that, for a period of seven (7) years following the Closing Date, each will reasonably cooperate with and make available to the other party, during normal business hours, all Books and Records, information and Personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with the preparation of tax returns for periods prior to the Closing Date and in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or Personnel shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or Personnel. In addition, Buyer will make available to the Shareholders for review or copying, during normal business hours, all books, records and other information relating to 7000
Shoreline Drive, South San Francisco, California or to the ownership thereof, and to Personnel (without substantial disruption of employment) familiar with such books and records for purposes of transitioning the maintenance of such books and records to the Shareholders or their agent, and all out-of-pocket costs and expenses incurred in connection therewith shall be borne by the Shareholders.

          11.2 Survival of Representations, Etc. The representations and warranties of the Shareholders and Buyer contained herein shall survive the Closing Date until the third anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Section 5.16 shall survive until all applicable statute of limitations expires,
(b) the representations and warranties contained in Section 5.23 shall survive for a period of five (5) years, and (c) the representations and warranties contained in Section 5.1(b) shall survive indefinitely.

          11.3 Indemnifications.

          (a) By the Shareholders. From and after the Closing, each Shareholder shall jointly and severally indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective officers, directors, employees, agents and other representatives, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, the "Damages"), (1) incurred in connection with or arising out of or resulting from any breach of any representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, made by MJ GeneWorks or by any Shareholder in or pursuant to this Agreement (subject to the limitations set forth in Section 11.2), (2) incurred in connection with or arising out of or resulting from the lawsuits between Walter A. Simson and MJ Research (MJ Research, Incorporated, et. al. v. Walter A. Simson, Middlesex Superior Court Civil Action No. 02-3671 and Walter A. Simson v. MJ Research, Incorporated, Middlesex Superior Court Civil Action No. 01-4089F, both in Middlesex Superior Court) (the "Simson Litigation"), and (3) incurred in connection with or arising out of or resulting from the Senior Executive Dispute. The term "Damages" as used in this Section 11.3 is not limited to matters asserted by third parties against such Subject Company or Buyer, but includes Damages incurred or sustained by such Subject Company or Buyer in the absence of third party claims.

          (b)  By Buyer.  Subject to the limitation set forth in
Section 11.2, from and after the Closing, Buyer shall indemnify and save and hold harmless the Shareholders from and against (1) any and all Damages incurred in connection with or arising out of or resulting from any breach of any representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, made by Buyer in or pursuant to this Agreement, (2) subject to the Shareholders' obligations to indemnify Buyer and its affiliates for the inaccuracy or breach of the representation and warranty set forth in the last sentence of Section 5.13, any
and all      [ ** ]           , (3) any and all Damages relating
to the Line of Credit, except to the extent incurred in connection with or arising out of or resulting from a breach of the covenants set forth in Section 7.11 or the inaccuracy or breach of the representation and warranty set forth in
Section 5.30, (4) any and all Damages relating to or arising from sales, services or other operations of any Subject Company or their businesses after the Closing Date (but specifically excluding any

[**] The material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

Damages relating to or arising from sales, services
or other operations of any Subject Company or their businesses prior to the Closing Date and with respect to which Shareholders are obligated to indemnify Buyer pursuant to Section 11.3(a) or which otherwise represents a breach by the Shareholder of his obligations under this Agreement), (5) any and all Damages incurred in connection with or arising out of or resulting from any claim by the creditors committee or any individual creditor or other person for breach of fiduciary duty, piercing the corporate veil or any other claim of any similar kind or nature originating or derived from conduct in connection with claims based on the same transactions or occurrences as those made in
the         [ ** ]         or such conduct in connection with the
negotiation or consummation of the transactions reflected in this Agreement or the Other Transaction Documents, and (6) any and all Damages incurred in connection with or arising out of or resulting from any actions or omissions taken in respect to the termination of the MJ GeneWorks 401(k) Plan in connection with the Closing and/or the Buyer's distribution of benefits or merger of account balances, provided that such indemnification shall not apply to any liability, tax, penalty, cost or other expense attributable to acts or omissions prior to the Closing other than the adoption of a corporate resolution to terminate the Seller's 401(k) Plan.

          (c) Defense of Claims. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted or threatened to be brought or asserted against an indemnified party in respect of which indemnity may be sought from an indemnifying party, such indemnified party shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such indemnified party and the payment of all expenses. Such indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding or shall have failed to employ counsel reasonably satisfactory to such indemnified party in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such indemnified party and any other indemnified parties, which firm shall be designated in writing to the indemnifying party by such indemnified parties). The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which shall not be unreasonably withheld), or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified parties from and against any loss or liability by reason of such settlement or judgment. Notwithstanding anything herein to the contrary, Shareholders shall have the right to

[**] The material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

control the conduct of any audit or proceeding with respect to Taxes involving such Subject Company for any period or periods prior to and including the Closing Date so long as such audit or proceeding either (i) will not result in any Tax being assessed against any Subject Company for the period or periods prior to and including the Closing Date or (ii) the Shareholders have indemnified Buyer against any liabilities for any Tax being assessed against any Subject Company for the period or periods prior to and including the Closing Date.

          (d) Simson Litigation. In addition, notwithstanding anything herein to the contrary, the Shareholders shall have control of and shall manage the Simson Litigation and the Senior Executive Dispute, and Buyer shall grant or will cause to be granted to the Shareholders, as more fully provided in
Section 6.9, an irrevocable agreement in the form attached hereto as Exhibit 11.3 (the "Simson Agreement") for the purpose of exercising such right of control and management. All monies derived from the Simson Litigation and the Senior Executive Dispute or the settlement thereof for the benefit of the Subject Companies, if any, shall be paid over to the Shareholders promptly after receipt thereof, but only after deducting from such sum the amounts necessary to fully indemnify Buyer for all out-of-pocket costs and expenses (including without limitation attorneys' fees) of Buyer incurred in connection with or arising out of or resulting from the Simson Litigation or the Senior Executive Dispute.

          (e) Limitation on Indemnity. Notwithstanding the foregoing, the maximum aggregate amount of Damages the Shareholders shall be liable pursuant to this Section 11.3 shall be $10,000,000 in the aggregate (provided, however, that the foregoing limitation on indemnity shall not apply for the purpose of indemnification by the Shareholders of Damages incurred in connection with or arising out of or resulting from the Simson Litigation and/or Senior Executive Dispute to the extent such Damages exceed, in the aggregate, $600,000) provided that the maximum aggregate amount of Damages the Shareholders shall be liable pursuant to this Section 11.3 with respect to a breach of the representation and warranty contained in clause (y) of Section 5.4(c) as it applies to any and all of the molecular biology reagent products sold or used by Subject Companies shall be $1,000,000.

          (f)  Further Limitation on Shareholder Indemnification.
No indemnifying party will have any obligation under to indemnify any person under this Agreement or any related document,
(a) until the aggregate combined total of all such Damages incurred by such person exceeds $100,000, whereupon such person shall be entitled to indemnification with respect to Damages incurred by such person in excess of $100,000.

          11.4 Further Assurances.

          (a) Time is of the essence with respect to the Closing.

          (b) Each of Buyer, the Shareholders and each Subject Company shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfying the closing conditions in Articles VIII and IX hereto). Following the Closing, the Shareholders agree to execute such documents and take such actions as may be reasonably requested by Buyer's counsel and otherwise reasonably cooperate with Buyer and its affiliate and their representatives in connection with any filings required to be made with the Securities and Exchange
Commission as a consequence of the transactions contemplated by this Agreement, all at the cost of Buyer.

          (c) The Shareholders and Buyer agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance (including access to books and records) relating to each Subject Company as is reasonably necessary for the preparation of any return with respect to Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment with respect to Taxes, all at the cost of the requesting party.

                          ARTICLE XII.

                          MISCELLANEOUS

          12.1 Termination.

          (a) In the event the Closing does not occur on or before the earlier of (i) the date any final and non-appealable judgment is entered in the [ ** ] or (ii) December
31, 2004, for any reason other than the failure of the Subject Companies or the Shareholders to use commercially reasonable efforts to achieve the Closing as promptly as possible, then, at the option of the Shareholders, this Agreement and the documents executed and delivered in connection herewith shall terminate. Upon such termination, Buyer shall be deemed to pay or otherwise forfeit the $2.5 Million contributed to the Litigation Escrow, which $2.5 Million shall in such case be treated as a signing payment to the Subject Companies for this Agreement and such related Agreements and the right of Buyer to hold the Subject Companies off the market during the period prior to the Closing. The provisions of this Section 12.1 shall survive the termination of this Agreement.

          (b)  In the event of termination of this Agreement:

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; provided that outside counsel to each party may maintain, in a secure location in its legal department or with outside counsel, one copy of such materials to be used solely and exclusively for the purpose of demonstrating such party's compliance with such party's confidentiality obligations in respect of such information if challenged by the other party, and for no other purpose, and such copy shall be maintained in all respects as confidential by the retaining party and shall not be disclosed to any person, including, without limitation, any employee of Buyer, unless a claim is made by the owing party that the retaining party breached its confidentiality obligation with respect to such information, and then only to the persons directly involved in resolving such dispute and only to the extent necessary to resolve such issue; and

               (ii) No confidential information received by any party with respect to the business of any other party or its affiliates shall be disclosed to any third party, unless required by law.

[ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

          12.2 Assignment. The parties to this Agreement may assign their rights under this Agreement, but not their obligations hereunder, without the prior written consent of all other parties to this Agreement. Without limiting the generality of the foregoing, each Subject Company and the Shareholders agree to the assignment by Buyer of its rights pursuant to this Agreement, including its rights to indemnification, to any affiliate or subsidiary of Buyer and agrees to execute any appropriate agreement or instrument that Buyer may reasonably request in order to effect or evidence such assignment or consent.

          12.3 Notices; Transfer of Funds. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to the Shareholders, to:

               John D. Finney
               774 Mays Boulevard #10
               PMB 352
               Incline Village, NV  89451-9613

          and to:

               Michael J. Finney
               489 Douglass Street
               San Francisco, CA 94114-2725

          In each case with a copy to:

               Greenberg Traurig LLC
               One International Place, 20th Floor
               Boston, Massachusetts 02110
               Attn:  Joseph B. Darby, III

          If to Buyer, addressed to:

               Bio-Rad Laboratories, Inc.
               1000 Alfred Nobel Drive
               Hercules, California  94547
               Attn:  General Counsel

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

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


          12.4 Choice of Law; Service of Process. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California without reference to its choice of law provisions, except that the internal governance of any Delaware corporation affected by this Agreement shall be construed, interpreted and the rights of the parties determined in accordance with Delaware General Corporation Law without reference to its choice of law provisions. Each Shareholder irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to the Shareholders of such Shareholder at his address specified in Section 12.3.

          12.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and the Other Transaction Documents, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          12.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.7 Expenses. Each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

          12.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any material respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          12.9 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          12.10 Publicity. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement; provided, however, that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

          12.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

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

There are no third party beneficiaries of this Agreement; provided, however, that any person that is not a party to this Agreement but, by the terms of Section 11.3, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such person was a signatory to this Agreement.

          12.12 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.



         [SIGNATURE(S) APPEAR ON THE FOLLOWING PAGE(S).]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                              BUYER:

                              BIO-RAD LABORATORIES, INC.



                              By:/s/ Sanford S. Wadler
                                Sanford S. Wadler, Vice
                                President and General
                                Counsel


                              COMPANY:

                              MJ GENEWORKS, INCORPORATED



                              By: /s/John D. Finney
                                 John D. Finney, President


                              SHAREHOLDERS:


                               /s/ John D. Finnery

                              JOHN D. FINNEY

                               /s/ Michael J. Finnery


                              MICHAEL J. FINNEY


                                58

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